The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239549

Subject to Completion

Dated June 30, 2020

Preliminary Prospectus Supplement

(To Prospectus dated June 30, 2020)

2,000,000 Shares

II-VI Incorporated

    % Series A Mandatory Convertible Preferred Stock

We are offering 2,000,000 shares of our     % Series A Mandatory Convertible Preferred Stock, no par value per share (the “Mandatory Convertible Preferred Stock”).

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of     % of the liquidation preference of $200.00 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, no par value per share (the “common stock”), or in any combination of cash and shares of our common stock on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2020 and ending on, and including, July 1, 2023. Each share of the Mandatory Convertible Preferred Stock has a liquidation preference of $200.00.

Unless earlier converted, each share of the Mandatory Convertible Preferred Stock will automatically and mandatorily convert on the second business day immediately following the last Trading Day (as defined herein) of the Settlement Period (as defined herein) into between                and                shares of our common stock (respectively, the “Minimum Conversion Rate” and “Maximum Conversion Rate”), each subject to anti-dilution adjustments as described herein. The number of shares of our common stock issuable on conversion of the Mandatory Convertible Preferred Stock will be determined based on the Average VWAP (as defined herein) per share of our common stock over the 20 consecutive Trading Day period (the “Settlement Period”) commencing on, and including, the 21st Schedule Trading Day (as defined herein) immediately preceding July 1, 2023. At any time prior to July 1, 2023, holders may elect to convert each share of the Mandatory Convertible Preferred Stock into shares of common stock at the Minimum Conversion Rate of                shares of our common stock per share of the Mandatory Convertible Preferred Stock. If you elect to convert any shares of the Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a Fundamental Change (as defined herein), such shares of the Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the Fundamental Change Conversion Rate (as defined herein), and you will also be entitled to receive a Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount (each as defined herein).

Concurrently with this offering, we are offering $350,000,000 of our common stock (the “Concurrent Common Stock Offering”) pursuant to a separate prospectus supplement. The last reported sale price of our common stock on The Nasdaq Global Select Market on June 29, 2020 was $48.39 per share. Based upon an assumed offering price of $48.39 per share, we would expect to offer 7,232,899 shares of our common stock in the Concurrent Common Stock Offering. We have also granted the underwriters of the Concurrent Common Stock Offering a 30-day option to purchase up to an additional $52,500,000 of our common stock. Neither the completion of this offering nor of the Concurrent Common Stock Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Common Stock Offering does not occur, and vice versa. We cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, or at all. The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement, and nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy common shares to be issued in the Concurrent Common Stock Offering.

We intend to use up to $714.6 million of the net proceeds from this offering, the Concurrent Common Stock Offering and/or cash on hand to repay borrowings (including accrued interest) under our Credit Agreement (as defined herein) and to use the remainder of net proceeds, if any, to develop, enhance, invest in or acquire related, emerging or complementary technologies, products, or businesses and for other general corporate purposes. See “Use of Proceeds.”

Prior to this offering, there has been no public market for the Mandatory Convertible Preferred Stock. We intend to apply to list the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market under the symbol “IIVIP.” Our common stock is listed on The Nasdaq Global Select Market under the symbol “IIVI.” The last reported sale price of our common stock on The Nasdaq Global Select Market on June 29, 2020 was $48.39 per share.

Investing in the Mandatory Convertible Preferred Stock involves certain risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discounts (1)	$	$
Proceeds before expenses	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters the option to purchase up to an additional 300,000 shares of the Mandatory Convertible Preferred Stock from us at the public offering price less the underwriting discounts within 30 days from the date of this prospectus supplement, solely to cover over-allotments.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of the Mandatory Convertible Preferred Stock against payment therefor in New York, New York on July                , 2020.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Citigroup

July     , 2020

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), and that became automatically effective upon filing. This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Mandatory Convertible Preferred Stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein by reference. The second part is the prospectus, which gives more general information, some of which may not apply to this offering of Mandatory Convertible Preferred Stock. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated herein by reference, you should rely on the information in this prospectus supplement. Before investing in the Mandatory Convertible Preferred Stock, you should read this prospectus supplement and the accompanying prospectus, as well as the additional information incorporated by reference herein described under “Incorporation by Reference” on page S-86 of this prospectus supplement.

In this prospectus supplement, the “Company,” “we,” “us” and “our” and similar terms refer to II-VI Incorporated and its subsidiaries. References to our “common stock” refer to the common stock of II-VI Incorporated.

We have not authorized anyone to provide you with any information or to make any representation, other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we have prepared and to which we have referred you. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are offering to sell, and seeking offers to buy, shares of Mandatory Convertible Preferred Stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Mandatory Convertible Preferred Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Mandatory Convertible Preferred Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock.

TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus supplement, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus supplement may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement is the property of its respective holder.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms. All statements other than statements of historical facts included in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference regarding our strategies, prospects, expectations, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding this offering and the Concurrent Common Stock Offering, expected future operating results, anticipated results of our sales and marketing efforts, and anticipated benefits resulting from completed acquisitions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Important factors that could cause actual results, conditions and events to differ materially from those indicated in the forward-looking statements include, among others, statements about:

•

uncertainties associated with the coronavirus (COVID-19) pandemic, including its possible effects on our operations, liquidity, financial condition, supply chain and personnel, and the demand for our products and services;

•

the possibility that our actual operating results for the quarter ended June 30, 2020 may differ, potentially materially, from the expected operating results for such quarter as discussed in “Summary—Recent Developments;”

•	investments in future markets of potential significant growth which may not result in the expected return;

•

the possibility that the anticipated benefits from completed acquisitions, including, but not limited to, our combination with Finisar Corporation (“Finisar”), cannot be realized in full or at all or may take longer to realize than expected;

•	our ability to develop new products and processes;

•	global economic downturns, including any downturn related to COVID-19, which may adversely affect our business, operating results and financial condition;

•

some systems that use our products which are complex in design, and products of ours that may contain defects that are not detected until deployed, which could increase our costs, reduce our revenues, cause us to lose key customers and may expose us to litigation arising from derivative lawsuits related to consumer products;

•	foreign currency risk which may negatively affect our revenues, cost of sales and operating margins and could result in foreign exchange losses;

•	our ability to retain our competitive position, which may require significant investments;

•	our inability to successfully implement our acquisitions strategy or integrate acquired companies and personnel with existing operations;

•	our future success being dependent on continued international sales, and the fact that our global operations are complex and present multiple challenges to manage;

•	complex and rapidly changing governmental import and export regulations;

•

changes in U.S. trade policies, particularly with respect to China and to companies on the U.S. Entity List, such as Huawei, could impact our international operations and the cost of goods imported into the United States, which may narrow the size of our markets, materially impact our revenues or increase our operating costs and expose us to contract litigation;

•	our ability to settle conversions of our 0.25% convertible senior notes due 2022 (the “2022 notes”) in cash or to repurchase such notes in accordance with their terms;

•	our failure to accurately estimate the size and growth of our markets and our customers’ demands;

•	increased competition;

•	limitations on the protection of our intellectual property, and our involvement from time to time in costly intellectual property litigation or indemnification;

•	a significant portion of our business being dependent on cyclical industries;

•	our global operations being subject to complex legal and regulatory requirements;

•	changes in laws and regulations governing data privacy and data protection that could have a material adverse impact on our business;

•	data breach incidents and breakdown of information and communication technologies that could disrupt our operations and impact our financial results;

•	our entry into supply agreements which commit us to supply products on specified terms;

•	our dependence on highly complex manufacturing processes that require feeder materials, components and products from limited sources of supply;

•	increases in commodity prices that may adversely affect our results of operations and financial condition;

•	our use and generation of potentially hazardous substances that are subject to stringent environmental regulations;

•	unfavorable changes in tax rates, tax liabilities or tax accounting rules that could negatively affect future results;

•	natural disasters or other global or regional catastrophic events that could disrupt our operations, give rise to substantial environmental hazards and adversely affect our results;

•	our ability to attract, retain and develop key personnel and need for continued good relations with our employees;

•	our stock price, which has been volatile in the past and may be volatile in the future;

•

some anti-takeover provisions contained in our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”), as well as provisions of Pennsylvania law, which could impair a takeover attempt and also reduce the market price of our common stock and the Mandatory Convertible Preferred Stock;

•

because we do not currently intend to pay dividends, holders of our common stock will benefit from an investment in our common stock only if it appreciates in value, and by the intended anti-dilution actions of our share-buyback program;

•

our contracts with a number of large end-user service providers and product companies that have considerable bargaining power, which may require us to agree to terms and conditions that could have an adverse effect on our business or ability to recognize revenues;

•	climate change regulations;

•	our dependence on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by these customers which could harm our business;

•	the manufacturing of our products which may be adversely affected if we are unable to manufacture certain products in our manufacturing facilities;

•	our failure to accurately forecast our revenues which could result in additional charges for obsolete or excess inventories or non-cancelable purchase commitments;

•

our failure to maintain an effective system of disclosure controls and internal control over financial reporting, which could impair our ability to produce timely and accurate financial statements or comply with applicable regulations;

•	those risks and uncertainties included in this prospectus supplement under the caption “Risk Factors;” and

•	those risks and uncertainties described in the documents incorporated by reference into this prospectus supplement.

Therefore, you should not rely on any of our forward-looking statements. We urge you to consider the risks and uncertainties described and incorporated by reference herein in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the risks of investing in our securities discussed under the heading “Risk Factors” contained herein and in the accompanying prospectus, and under a similar heading in other documents that are incorporated by reference into this prospectus supplement. You also should carefully read the information incorporated by reference into this prospectus supplement, including our financial statements and the exhibits to the registration statement of which this prospectus supplement is a part. Unless otherwise indicated, “common stock” means our common stock, offered by this prospectus supplement. Unless the context otherwise requires, II-VI Incorporated is referred to herein, collectively with all of its subsidiaries, as the “Company,” “II-VI,” or “we,” “us,” or “our.”

Overview

II-VI Incorporated, a worldwide leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for industrial materials processing, communications, aerospace and defense, consumer electronics, semiconductor capital equipment, life sciences and automotive end markets. On September 24, 2019, we completed our acquisition of Finisar, a global technology leader for subsystems and components for fiber optic communications. We believe that our combination with Finisar will help make us a global leader in optical communications while continuing our leadership in other end markets.

We develop, manufacture, and market engineered materials, optoelectronic components, and devices for precision use in industrial materials processing, optical communications, aerospace and defense, consumer electronics, semiconductor capital equipment, life sciences, and automotive applications and markets. We use advanced engineered materials growth technologies coupled with proprietary high-precision fabrication, microassembly, optical thin-film coating, and electronic integration to manufacture complex optoelectronic devices and modules. Our products are deployed in a variety of applications, including (i) laser cutting, welding, and marking operations; (ii) 3D sensing consumer applications; (iii) optical, data, and wireless communications products; (iv) strategic aerospace and defense applications including intelligence, surveillance, and reconnaissance; (v) semiconductor processing and tooling; and (vi) thermoelectric cooling and power-generation solutions.

Through research, development and engineering (RD&E) and acquisitions, we have expanded our portfolio of materials. We believe that the materials we grow and fabricate are differentiated by one or a combination of unique optical, electrical, thermal, and mechanical properties. Our optics are shaped by precision surfacing techniques to meet the most stringent requirements for flat or curved geometries, functionalized with smooth or structured surfaces, or with patterned metallization. Proprietary processes developed at our global optical coating centers differentiate our products’ durability against high-energy lasers and extreme operating environments. Optical coatings also provide the desired spectral characteristics ranging from the ultraviolet to the far-infrared. We leverage these capabilities to deliver miniature- to large-scale precision optical assemblies, including those in combination with thermal management components, integrated electronics, and/or software.

We also offer a broad portfolio of compound semiconductor lasers that are used in a variety of applications in most of our end markets. These compound semiconductor lasers enable high-power lasers for materials processing; optical signal amplification in terrestrial and submarine communications networks; high-bit-rate server connectivity between and within datacenters; and fast and accurate measurements in biomedical instruments, consumer electronics, and optical communications network monitoring.

We generate revenues, earnings and cash flows from developing, manufacturing and marketing a broad portfolio of products for our end markets. We also generate revenue, earnings and cash flows from government-funded research and development contracts relating to the development and manufacture of new technologies, materials and products.

Our customer base includes original equipment manufacturers, laser end users, system integrators of high-power lasers, manufacturers of equipment and devices for industrial, optical communications, consumer electronics, security and monitoring applications, U.S. government prime contractors, and various U.S. government agencies.

We are headquartered in Saxonburg, Pennsylvania, with RD&E, manufacturing, and sales facilities worldwide. Our U.S. production and research and development operations are located in Pennsylvania, California, New Jersey, Texas, Mississippi, Massachusetts, Connecticut, Delaware, New York, Florida, Ohio, Arizona, Colorado, and Illinois, and our non-U.S. production operations are based in China, Singapore, Vietnam, the Philippines, Germany, Switzerland, and the United Kingdom. We also utilize contract manufacturers and strategic suppliers.

Recent Developments

Outlook for Three Months Ending June 30, 2020

Based on management estimates and the assumptions described herein, we expect to report revenue for the quarter ending June 30, 2020 in the range of $710 to $740 million. In addition, we expect to report an operating income margin (prepared in accordance with U.S. generally accepted accounting principles) in the range of 9% to 11%. While revenue in the quarter has grown significantly beyond our prior expectations in the quarter, customers often make purchasing decisions through the last day of the quarter that could cause our final revenue for the quarter to differ materially, both positively or negatively, from our current projection. These decisions may include retiming of deliveries to occur beyond quarter end, determinations to draw or not draw from consigned inventory in the last few days of the quarter, or other factors that are solely in the customers’ discretion. Operating income margin is also subject to change for a variety of reasons, including the effect of exchange gains or losses, factors that impact operating efficiency, performance-based employee compensation, and refinement of purchase accounting, among other factors.

The foregoing projected revenue and operating income ranges for the fourth quarter of fiscal 2020 are preliminary, unaudited and subject to completion. We have provided a range, rather than a specific amount, because our financial closing and review procedures for the quarter ending June 30, 2020 have yet to be performed. The forecasted information reflects management’s current views and may change as a result of management’s review of results and other factors, including a variety of significant business, economic and competitive risks and uncertainties. Please see the section entitled “Risk Factors” included in this prospectus supplement and our filings with the SEC that are incorporated by reference herein for more information. The forecasted information is subject to change following the closing of our fourth quarter of 2020 financial results and finalization of quarter- and fiscal-year end financial and accounting procedures (which have yet to be performed) and should not be viewed as a substitute for full financial statements prepared in accordance with U.S. generally accepted accounting principles. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures, and does not express an opinion or any other form of assurance, with respect to the forecasted information. We do not expect to disclose publicly whether our expectations have changed or to update our expectations, other than through the release of actual results in the ordinary course of business. Actual results may vary materially. Accordingly, you should not place undue reliance on our projections with respect to the fourth quarter of fiscal 2020 set forth above. The above disclosures and projections constitute forward-looking statements and should be read together with the financial information included in our periodic reports incorporated by reference into this prospectus supplement. See “Cautionary Note on Forward-Looking Statements” in this prospectus supplement for more information.

Company Information

We were incorporated in the Commonwealth of Pennsylvania on June 22, 1971. Our corporate headquarters are located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Our telephone number is (724) 352-4455. Our Internet website address is www.ii-vi.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus supplement or to be part of this prospectus supplement. Our name is pronounced “Two Six Incorporated,” which refers to Groups II and VI on the periodic table of elements from which we originally designed and produced infrared optics for high-power carbon dioxide lasers used in materials processing. You can obtain additional information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, our Quarterly Reports on Form 10-Q for fiscal 2020 and the other reports we file with the SEC that are incorporated by reference herein. See “Where You Can Find More Information.”

THE OFFERING

The summary below describes the principal terms of the Mandatory Convertible Preferred Stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock” for a more detailed description of the terms of the Mandatory Convertible Preferred Stock. As used in this section, “we,” “our,” and “us” refer to II-VI Incorporated and not to any of its consolidated subsidiaries, and the common stock of II-VI Incorporated, no par value per share, is referred to as the “common stock.”

Issuer	II-VI Incorporated, a Pennsylvania corporation

Securities Offered	2,000,000 shares of our % Series A Mandatory Convertible Preferred Stock, no par value per share (the “Mandatory Convertible Preferred Stock”).

Underwriters’ Option to Purchase Additional Shares	Up to 300,000 shares, solely to cover over-allotments, exercisable within 30 days from the date of this prospectus supplement.

Public Offering Price	$200.00 per share of Mandatory Convertible Preferred Stock

Liquidation Preference	$200.00 per share of Mandatory Convertible Preferred Stock

Dividends	% of the liquidation preference of $200.00 per share of the Mandatory Convertible Preferred Stock per year.

Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first original issue date of the Mandatory Convertible Preferred Stock, and, to the extent our board of directors, or an authorized committee thereof, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock, we will pay such dividend in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to certain limitations); provided that any unpaid dividends will continue to accumulate.

If declared, dividends will be payable on the dividend payment dates (as described below) to holders of record of the Mandatory Convertible Preferred Stock at the close of business on the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding the relevant dividend payment date (each a “Regular Record Date”), whether or not such holders early convert their shares of Mandatory Convertible Preferred Stock, or such shares of Mandatory Convertible Preferred Stock are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date will be approximately $                 per share of the Mandatory Convertible Preferred Stock. Each subsequent dividend is expected to be $                 per share of the Mandatory Convertible Preferred Stock.

See “Description of Mandatory Convertible Preferred Stock—Dividends.”

We will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the Average VWAP per share (as defined under “Description of Mandatory Convertible Preferred Stock— Mandatory Conversion—Definitions”) of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “Average Price”), multiplied by 97%. Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including our Mandatory Convertible Preferred Stock, is limited by the terms of our amended and restated credit agreement, dated as of September 24, 2019 (the “Credit Agreement”), by and among us, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other lenders party thereto and may be limited by the terms of our future indebtedness.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to (x) the declared dividend divided by (y) $ , which amount represents approximately 35% of the Initial Price (as defined below) (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as described below) (such dollar amount, as adjusted, the “Floor Price”). To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) 97% of the Average Price, we will, to the extent we are able to do so under applicable Pennsylvania law, notwithstanding any notice by us to the contrary, pay such excess amount in cash. Any such payment in cash may not be permitted by our Credit Agreement or by the terms of our then-existing indebtedness (including our Credit Agreement). To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.

The “Initial Price” is calculated by dividing $200.00 by the Maximum Conversion Rate of                 shares of common stock, and initially is approximately equal to the per share public offering price of our common stock in the Concurrent Common Stock Offering (or, if such concurrent offering does not price, the closing price of our common stock on July , 2020).

Dividend Payment Dates	January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2020 and ending on, and including, July 1, 2023.

Mandatory Conversion Date	The second business day immediately following the last Trading Day (as defined herein) of the Settlement Period (as defined herein). The Mandatory Conversion Date is expected to be July 1, 2023.

Mandatory Conversion	Upon conversion on the Mandatory Conversion Date, each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to not more than shares of our common stock (the “Maximum Conversion Rate”) and not less than shares of our common stock (the “Minimum Conversion Rate”) depending on the Applicable Market Value (as defined below) of our common stock, as described below, and subject to certain anti-dilution adjustments.

The “Applicable Market Value” of our common stock is the Average VWAP per share of our common stock over the 20 consecutive Trading Day period commencing on, and including, the 21st Scheduled Trading Day immediately preceding July 1, 2023 (the “Settlement Period”). The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion,” and the following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Assumed Applicable Market Value of our common stock	Conversion rate (number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than the Threshold Appreciation Price	shares of common stock

Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between and shares of common stock, determined by dividing $200.00 by the Applicable Market Value

Less than the Initial Price	shares of common stock

The “Threshold Appreciation Price” is calculated by dividing $200.00 by the Minimum Conversion Rate of                 shares of common stock, and initially is approximately equal to $                 , which represents an approximately         % appreciation over the Initial Price. If we declare a dividend for the dividend period ending on, but excluding, July 1, 2023, we will pay such dividend to the holders of record as of the immediately preceding Regular Record Date. If, on or prior to July 1, 2023 we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to (i) the amount of such accumulated and unpaid dividends that have not been declared (such amount, the “Mandatory Conversion Additional Conversion Amount”), divided by (ii) the greater of (A) the Floor Price and (B) 97% of the Average Price (calculated using July 1, 2023 as the applicable dividend date). To the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, to the extent we are able to do so under applicable Pennsylvania law, declare and pay such excess amount in cash (computed to the nearest cent) pro rata per share to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by our Credit Agreement or by the terms of any of our then-existing indebtedness (including our Credit Agreement). To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.

Early Conversion at the Option of the Holder	Other than during a Fundamental Change Conversion Period (as defined herein), at any time prior to July 1, 2023, holders of the Mandatory Convertible Preferred Stock will have the right to elect to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock as described under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder.” This Minimum Conversion Rate is subject to certain anti-dilution adjustments.

If, as of the conversion date of any early conversion (the “Early Conversion Date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or before the dividend payment date immediately prior to such Early Conversion Date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to (x) such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “Early Conversion Additional Conversion Amount”), divided by (y) the greater of (i) the Floor Price and (ii) the Average VWAP per share of our common stock over the 20 consecutive trading day period commencing on and including the 21st scheduled trading day immediately preceding the Early Conversion Date (the “Early Conversion Average Price”). To

the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or to deliver shares of our common stock in respect of such shortfall.

Conversion at the Option of the Holder Upon a Fundamental Change; Fundamental Change Dividend Make-whole Amount	If a “Fundamental Change” (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to July 1, 2023, holders of the Mandatory Convertible Preferred Stock will have the right, during the Fundamental Change Conversion Period (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of our common stock (as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) at the “Fundamental Change Conversion Rate.” The Fundamental Change Conversion Rate will be determined based on the effective date of the Fundamental Change and the price paid (or deemed paid) per share of our common stock in such Fundamental Change.

Holders who convert their Mandatory Convertible Preferred Stock during the Fundamental Change Conversion Period will also receive a “Fundamental Change Dividend Make-whole Amount” equal to the present value (computed using a discount rate of         % per annum) of all remaining dividend payments on their shares of Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount—Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount”)) from and including such effective date to, but excluding, July 1, 2023. We may elect to pay the Fundamental Change Dividend Make-whole Amount in cash, shares of our common stock or a combination thereof. Any such payment in cash may not be permitted by our Credit Agreement or by the terms of our then-existing indebtedness (including our Credit Agreement). If we elect to pay the Fundamental Change Dividend Make-whole Amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of the

Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the Fundamental Change.

In addition, to the extent that the Accumulated Dividend Amount exists as of the effective date of the Fundamental Change, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive, upon conversion, such Accumulated Dividend Amount in cash (to the extent we are able to do so under applicable Pennsylvania law) or shares of our common stock or any combination thereof, at our election Any such payment in cash may not be permitted by our Credit Agreement or by the terms of our then-existing indebtedness (including our Credit Agreement). If we elect to pay the Accumulated Dividend Amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the transaction resulting in such Fundamental Change.

To the extent that the sum of the Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount or any portion thereof paid in shares of our common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the price paid or deemed paid per share of our common stock in the transaction resulting in the relevant Fundamental Change, we will, if we are able to do so under applicable Pennsylvania law, pay such excess amount in cash. To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

However, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Pennsylvania law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the Fundamental Change, we will not have any obligation to pay the shortfall in cash or deliver additional shares of our common stock in respect of such amount.

See “Description of Mandatory Convertible Preferred Stock— Conversion at the Option of the Holder upon Fundamental Change; Fundamental

Change Dividend Make-whole Amount—Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount.”

Voting Rights	Except as specifically required by applicable Pennsylvania law or by our amended and restated articles of incorporation from time to time, the holders of Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the Mandatory Convertible Preferred Stock and ending on, but excluding, October 1, 2020), whether or not for consecutive dividend periods, the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock and having similar voting rights, will be entitled, at our next annual meeting of shareholders or at a special meeting of shareholders, to vote for the election of a total of two additional members of our board of directors, subject to certain limitations described herein.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock at the time outstanding and having similar voting rights, voting together as a single class, (i) amend or alter the provisions of our amended and restated articles of incorporation so as to authorize or create, or increase the authorized amount of, any Senior Stock (as defined below), (ii) amend, alter or repeal the provisions of our amended and restated articles of incorporation or the Statement with Respect to Shares with respect to the Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or (iii) consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity unless, in each case: (A) the shares of Mandatory Convertible Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (B) such Mandatory Convertible Preferred Stock remaining outstanding or such preference securities, as the case may be, have such special rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the special rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation.

See “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking	The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, will rank:

senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution;

on parity with any class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock, the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution;

junior to each class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution; and

junior to our existing and future indebtedness and other liabilities.

In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries.

As of March 31, 2020, we had total outstanding indebtedness of approximately $2.3 billion, and no outstanding shares of preferred stock.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their over-allotment option in full), after deducting fees and estimated offering expenses payable by us.

We expect to use up to $714.6 million of the net proceeds from this offering, the Concurrent Common Stock Offering and/or cash on hand to repay borrowings (including accrued interest) under the Credit Agreement and to use the remainder of net proceeds, if any, to develop, enhance, invest in or acquire related, emerging or complementary technologies, products, or businesses and for other general corporate purposes. See “Use of Proceeds.”

Material U.S. Federal Tax Considerations	Material U.S. federal tax considerations of owning and disposing of the Mandatory Convertible Preferred Stock (and the conversion thereof) and any common stock received in respect thereof are described in “Material U.S. Federal Tax Considerations.”

Listing	We intend to apply to list the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market under the symbol “IIVIP.” However, there can be no assurance that the Mandatory Convertible Preferred Stock will be listed, and if listed, that it will continue to be listed. Our common stock is listed on The Nasdaq Global Select Market under the symbol “IIVI.”

Concurrent Offering of Common Stock	Concurrently with this offering of Mandatory Convertible Preferred Stock, we are offering shares of our common stock (or shares of our common stock if the underwriters in that offering exercise in full their option to purchase additional shares) (the “Concurrent Common Stock Offering”) in an underwritten offering pursuant to a separate prospectus supplement. Neither the completion of this offering nor of the Concurrent Common Stock Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Common Stock Offering does not occur, and vice versa. We cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Common Stock Offering.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent	American Stock Transfer and Trust Company is the transfer agent, registrar, conversion agent and dividend disbursement agent for the Mandatory Convertible Preferred Stock.

Risk Factors	See “Risk Factors” beginning on page S-17 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the Mandatory Convertible Preferred Stock.

Unless otherwise indicated, all applicable share, per share and related information in this prospectus supplement is based on 91,175,715 shares of common stock outstanding as of March 31, 2020, and includes 52,378 shares held by directors, officers and employees that are subject to restricted shares, but excludes, in each case as of such date:

•	4,178,069 shares subject to outstanding stock options at a weighted average exercise price of $26.04 per share;

•	3,477,231 shares subject to outstanding unvested restricted share unit awards as of March 31, 2020;

•	409,246 shares subject to outstanding performance share unit awards as of March 31, 2020;

•	3,176,426 additional shares of common stock reserved for issuance under our equity incentive plans;

•	13,102,618 shares of common stock held in treasury; and

•

any shares issuable upon conversion of our outstanding 2022 notes, Finisar’s 0.50% Convertible Senior Notes due 2036 (the “Finisar convertible notes”) and shares of common stock that may be issued in the Concurrent Common Stock Offering.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

RISK FACTORS

Investing in the Mandatory Convertible Preferred Stock involves risks. In considering whether you should invest in the Mandatory Convertible Preferred Stock, you should consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, as well as in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 under “Item 1A. Risk Factors” and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 under “Part II. Other Information, Item 1A. Risk Factors.” You should also read all other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Mandatory Convertible Preferred Stock. If any of the risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price for our common stock and the Mandatory Convertible Preferred Stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, financial condition, operating results, or cash flow and could result in a complete or partial loss of your investment.

This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us as described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. For more information see “Forward-Looking Statements” in this prospectus supplement. Capitalized but undefined terms used in this “Risk Factors” section have the meanings assigned to them in “Description of Mandatory Convertible Preferred Stock.”

Risks Related to the Mandatory Convertible Preferred Stock

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Mandatory Convertible Preferred Stock and the Mandatory Conversion Date.

The number of shares of our common stock that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Stock is not fixed, but instead will depend on the Applicable Market Value of our common stock, which is the Average VWAP per share of our common stock over the Settlement Period, which is the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding July 1, 2023. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate Liquidation Preference of the Mandatory Convertible Preferred Stock. Specifically, if the Applicable Market Value of our common stock is less than the Initial Price, which is calculated by dividing $200.00 by the Maximum Conversion Rate of                shares of common stock and initially equals approximately $                , the market value of our common stock that you would receive upon mandatory conversion of each share of Mandatory Convertible Preferred Stock will be less than the $200.00 liquidation preference per share of Mandatory Convertible Preferred Stock, and an investment in the Mandatory Convertible Preferred Stock would result in a loss, without taking into consideration the payment of dividends. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the Applicable Market Value, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the Applicable Market Value been equal to the VWAP per share of our common stock on the Mandatory Conversion Date or the average VWAP of our common stock over a different period of days.

Purchasers of the Mandatory Convertible Preferred Stock may not realize any or all of the benefit of an increase in the market price of shares of our common stock. The opportunity for equity appreciation provided by your investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

The market value of each share of our common stock that you will receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date (assuming that all dividends on shares of Mandatory Convertible Preferred Stock will be declared and paid in cash) will only exceed the Liquidation Preference of $200.00 per share of the Mandatory Convertible Preferred Stock if the Applicable Market Value of our common stock exceeds the Threshold Appreciation Price, which is calculated by dividing $200.00 by the Minimum Conversion Rate (and initially is approximately equal to the per share public offering price of our common stock in the concurrent offering of our common stock (or, if such concurrent offering does not price, the closing price of our common stock on July                , 2020)). The Threshold Appreciation Price represents a premium of approximately         % over the Initial Price. If the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, you will receive on the Mandatory Conversion Date approximately        % (which percentage is approximately equal to the Initial Price divided by the Threshold Appreciation Price) of the value of our common stock that you would have received if you had made a direct investment in shares of our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the Applicable Market Value of our common stock is equal to or greater than the Initial Price but less than or equal to the Threshold Appreciation Price, the aggregate market value of our common stock that you would receive upon mandatory conversion (assuming that all dividends on the shares of Mandatory Convertible Preferred Stock will be declared and paid in cash) will only be equal to the aggregate Liquidation Preference of the Mandatory Convertible Preferred Stock, and you will realize no equity appreciation on our common stock.

The adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-whole Amount upon the occurrence of certain Fundamental Changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a Fundamental Change.

If a Fundamental Change (as defined in “Description of Mandatory Convertible Preferred Stock— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to July 1, 2023, the Fundamental Change Conversion Rate will apply to any shares of Mandatory Convertible Preferred Stock converted during the Fundamental Change Conversion Period (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). The Fundamental Change Conversion Rate will be determined as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In addition, with respect to those shares of Mandatory Convertible Preferred Stock converted, you will also receive, among other consideration, a Fundamental Change Dividend Make-whole Amount in cash (subject to our right to deliver shares of common stock in lieu of all or part of such amount in cash), subject to the limitations described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” If these limitations to the delivery in shares in payment of the Fundamental Change Dividend Amount are reached, we will pay the shortfall in cash to the extent we are permitted to do so under applicable Pennsylvania law. Any such payment in cash may not be permitted by our Credit Agreement or by the terms of our then-existing indebtedness (including our Credit Agreement). To the extent we are not permitted to pay in cash or deliver shares in respect of the Fundamental Change Dividend Make-whole Amount, in whole in part, due to limitations of applicable Pennsylvania law, we will make an adjustment to the conversion rate subject to certain limitations; provided that, we will not have an obligation to pay shortfall in cash if these limitations to the adjustment of the conversion rate are reached, nor shall we have any obligation to deliver shares of our common stock in respect of such shortfall if these limitations to the adjustment of the conversion rate are reached.

Although this adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-whole Amount are generally designed to compensate you for the lost option value of the Mandatory Convertible Preferred Stock and lost dividends that you will suffer as a result of converting your Mandatory Convertible Preferred Stock upon a Fundamental Change, the Fundamental Change Conversion Rate and Fundamental Change Dividend Make-whole Amount are only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. In addition, if the price of our common stock is less than $                 per share or more than $                 per share, the feature of the Fundamental Change Conversion Rate will not compensate you for any loss suffered in connection with a Fundamental Change.

In addition, the agreements governing any of our and our subsidiaries’ future indebtedness may limit our ability to pay cash or deliver shares of our common stock, as the case may be, to converting holders upon a Fundamental Change unless we can repay or refinance the amounts outstanding under such agreements.

Furthermore, our obligation to adjust the conversion rate in connection with a Fundamental Change and pay the Fundamental Change Dividend Make-whole Amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies and therefore may not be enforceable in whole or in part.

The Fixed Conversion Rates of the Mandatory Convertible Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Mandatory Convertible Preferred Stock or the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

The Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are subject to adjustment only for the issuance of certain stock dividends on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights, options or warrants to holders of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, distributions of cash dividends to holders of our common stock, and certain issuer tender or exchange offers as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” However, other events, such as employee and director grants that are settled in common stock, option exercises, offerings of our common stock or securities convertible into common stock for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment, even though these other events may adversely affect the market price of our common stock and, therefore, the market price of the Mandatory Convertible Preferred Stock. In addition, the terms of the Mandatory Convertible Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

Purchasers of the Mandatory Convertible Preferred Stock may be adversely affected upon the issuance of a new series of preferred stock ranking on a parity with the Mandatory Convertible Preferred Stock sold in this offering.

Our amended and restated articles of incorporation authorizes our board of directors, without the approval of our shareholders, to issue 5,000,000 shares of our preferred stock (including the shares of Mandatory Convertible Preferred Stock), subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated articles of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with the Mandatory Convertible Preferred Stock, which may reduce its value.

The terms of the Mandatory Convertible Preferred Stock will not restrict our ability to offer a new series of preferred stock that ranks equally with the mandatory convertible preferred stock as to dividend payments and liquidation preference in the future. We have no obligation to consider the specific interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

Regulatory actions may adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

Investors in, and potential purchasers of, the Mandatory Convertible Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Mandatory Convertible Preferred Stock to conduct a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

You will have no rights with respect to our common stock until the Mandatory Convertible Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on shares of our common stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Mandatory Convertible Preferred Stock, but your investment in the Mandatory Convertible Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of shares of our common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our amended and restated articles of incorporation or amended and restated by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment (subject to certain limited exceptions, unless it would adversely affect the special rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock), although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock, even if your Mandatory Convertible Preferred Stock has been converted into shares of our common stock prior to the effective date of such change.

You will have no voting rights with respect to the Mandatory Convertible Preferred Stock except under limited circumstances.

You will have no voting rights with respect to the Mandatory Convertible Preferred Stock, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by applicable Pennsylvania law or by our amended and restated articles of incorporation. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages.

If dividends on any Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the Mandatory Convertible Preferred Stock and ending on, but excluding, October 1, 2020), whether or not for consecutive dividend periods, the holders of such Mandatory Convertible Preferred Stock, voting together as a single class with holders of all other series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock and having similar voting rights, will be entitled at our next special or annual meeting of shareholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations described in “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Stock only after all of our consolidated liabilities have been paid. In addition, the Mandatory Convertible Preferred Stock will rank structurally junior to all existing and future liabilities of our subsidiaries. Your rights to participate in the assets of our subsidiaries upon any bankruptcy, liquidation, dissolution or winding up of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Mandatory Convertible Preferred Stock then outstanding.

As of March 31, 2020, our total consolidated indebtedness was approximately $2.3 billion, of which an aggregate of approximately $2.0 billion was secured indebtedness of ours, to which the Mandatory Convertible Preferred Stock would have been subordinated. In addition, we have the ability to, and may incur, additional indebtedness in the future.

Our amended and restated articles of incorporation authorizes our board of directors to issue one or more additional series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued will rank ahead of our common stock in terms of dividends and liquidation rights. If we issue additional preferred stock, it may adversely affect the market price of our common stock. Our board of directors also has the power, without shareholder approval, subject to applicable Pennsylvania law, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue additional preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue additional preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of shares of the Mandatory Convertible Preferred Stock and our common stock or the market price of the Mandatory Convertible Preferred Stock and our common stock could be adversely affected. See “Description of Capital Stock—Preferred Stock” in the accompanying prospectus.

Our ability to declare and pay dividends on our capital stock, including the Mandatory Convertible Preferred Stock, may be limited, including by the terms of our existing Credit Agreement.

Our declaration and payment of dividends on our capital stock, including the shares of Mandatory Convertible Preferred Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on our financial condition, earnings, growth prospects, other uses of cash, funding requirements, applicable Pennsylvania law and other factors our board of directors deems relevant.

The terms of the Credit Agreement contain a restriction on our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock. If the terms of the Credit Agreement restrict our ability to pay cash dividends on the Mandatory Convertible Preferred Stock, we will pay any dividends declared by our board of directors (or an authorized committee thereof) on the Mandatory Convertible Preferred Stock in the form of shares of common stock. In addition, credit facilities, indentures or other financing agreements that we enter into in the future may contain provisions that restrict or prohibit our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock.

In addition, under Pennsylvania law, our board of directors may not pay dividends if after giving effect to the relevant dividend payment we (i) would not be able to pay our debts as they become due in the usual course of our business or (ii) our total assets would not be greater than or equal to the sum of our total liabilities plus the amount that would be needed if we were to be dissolved at the time as of which the dividend is measured, in order to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. Even if we are permitted under our contractual obligations and Pennsylvania law to pay cash dividends on the Mandatory Convertible Preferred Stock, we may not have sufficient cash to pay cash dividends on the Mandatory Convertible Preferred Stock.

If upon mandatory conversion we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock, the applicable conversion rate will be adjusted so that holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion”. As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. To the extent that the amount of such accumulated and unpaid dividends exceeds the product of such number of additional shares and 97% of the Average Price (as defined herein), we will, to the extent we are able to do so under applicable Pennsylvania law, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock. However, to the extent we are not permitted to do so under applicable Pennsylvania law, you will not receive such dividends or any other consideration in respect thereof.

If upon an early conversion at the option of a holder (other than during a Fundamental Change), we have not declared and paid all or any portion of the accumulated dividends payable on the Mandatory Convertible Preferred Stock for all full dividend periods ending on or before the dividend payment date prior to the related Early Conversion Date, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of our common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder”. As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. To the extent that the amount of such accumulated and unpaid dividends exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or to deliver shares of our common stock in respect of such shortfall.

If upon an early conversion during the Fundamental Change Conversion Period we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock (or units of exchange property) or any combination thereof, in our sole discretion, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” If these limitations to the delivery in shares in payment of accumulated and unpaid dividends are reached, we will pay the shortfall in cash if we are permitted to do so under applicable Pennsylvania law. However, to the extent we are not permitted to do so under applicable Pennsylvania law, you will not receive such dividends or any other consideration in respect thereof.

We depend on our subsidiaries for cash to fund our operations and expenses, including future dividend payments with respect to the Mandatory Convertible Preferred Stock.

A significant portion of our operations is conducted through our subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments with respect to the Mandatory Convertible Preferred Stock is highly dependent on the earnings and the receipt of funds from our subsidiaries.

Our subsidiaries are separate legal entities that have no obligation to make any funds available to us, whether by dividends, loans or other payments.

You may be subject to tax upon an adjustment to the conversion rate of the Mandatory Convertible Preferred Stock or upon a distribution paid in shares of common stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Mandatory Convertible Preferred Stock is subject to adjustment in certain circumstances. Refer to “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” If and to the extent that certain adjustments to the conversion rate increase the proportionate interest of the U.S. Holder (as defined under “Material U.S. Federal Tax Considerations”) in our assets or earnings and profits, such holder may be treated as having received a deemed distribution includable in income as a dividend without the corresponding receipt of any cash or property. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock that are paid in shares of our common stock and, although there is some uncertainty, we believe that any such distribution will be taxable for U.S. federal income tax purposes in the same manner as a cash distribution of the same amount. In these circumstances and possibly others, a holder of Mandatory Convertible Preferred Stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense.

If you are a Non-U.S. Holder (as defined under “Material U.S. Federal Tax Considerations”), any of these deemed dividends or distributions made in common stock generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from cash, shares of common stock, or sales proceeds otherwise payable to you by the applicable withholding agent.

See “Material U.S. Federal Tax Considerations” for a further discussion of the U.S. federal tax implications for U.S. Holders and Non-U.S. Holders of the purchase, ownership, disposition and conversion of the Mandatory Convertible Preferred Stock and any common stock received in respect thereof.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of Mandatory Convertible Preferred Stock to exercise their rights associated with a potential Fundamental Change. In addition, provisions in our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”) and the Pennsylvania Business Corporation Law (the “BCL”) may delay or prevent our acquisition by a third party.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a Fundamental Change were to occur on or prior to July 1, 2023, holders of the Mandatory Convertible Preferred Stock may have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a Fundamental Change Dividend Make-whole Amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

In addition, our Articles of Incorporation and By-Laws contain provisions that could make us a less attractive target for a hostile takeover and could make more difficult or discourage a merger proposal, a tender offer or a proxy contest. Such provisions include:

•

a requirement that shareholder-nominated director nominees be nominated in advance of the meeting at which directors are elected and that specific information be provided in connection with such nomination;

•	the ability of our board of directors to issue additional shares of common stock or preferred stock without shareholder approval; and

•	certain provisions requiring supermajority approval (at least two-thirds of the votes cast by all shareholders entitled to vote thereon, voting together as a single class).

In addition, the BCL contains provisions that may have the effect of delaying or preventing a change in control of us or changes in our management. Many of these provisions are triggered if any person or group acquires, or discloses an intent to acquire, 20% or more of a corporation’s voting power, subject to certain exceptions. These provisions:

•	provide the other shareholders of the corporation with certain rights against the acquiring group or person;

•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person;

•	restrict the voting and other rights of the acquiring group or person; and

•	provide that certain profits realized by the acquiring group or person from the sale of our equity securities belong to and are recoverable by us.

Regardless of the amount of a person’s holdings, if a shareholder or shareholder group (including affiliated persons) would be a party to certain proposed transactions with us or would be treated differently from other shareholders of ours in certain proposed transactions, the BCL requires approval by a majority of votes entitled to be cast by all shareholders other than the interested shareholder or affiliate group, unless the transaction is approved by independent directors or other criteria are satisfied. Furthermore, under the BCL, a “short-form” merger of II-VI cannot be implemented without the consent of our board of directors.

In addition, as permitted by Pennsylvania law, an amendment to our Articles of Incorporation or other corporate action that is approved by shareholders may provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class. For example, an amendment to our Articles of Incorporation or other corporate action may provide that shares of common stock held by designated shareholders of record must be cashed out at a price determined by the corporation, subject to applicable dissenters’ rights.

Furthermore, the BCL provides that directors may, in discharging their duties, consider, to the extent they deem appropriate, the effects of any action upon shareholders, employees, suppliers, customers and the communities in which its offices are located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the BCL. We do not currently have a “poison pill.”

All of these provisions may limit the price that investors may be willing to pay for shares of our common stock and the Mandatory Convertible Preferred Stock. See “Description of Common Stock” and “Description of Mandatory Convertible Preferred Stock”.

An active trading market for the Mandatory Convertible Preferred Stock does not exist and may not develop.

The Mandatory Convertible Preferred Stock is a new issue of securities with no established trading market. The liquidity of the trading market in the Mandatory Convertible Preferred Stock, and the market price quoted for the Mandatory Convertible Preferred Stock, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. We intend to apply to list the Mandatory Convertible Preferred Stock on

The Nasdaq Global Select Market under the symbol “IIVIP.” Even if the Mandatory Convertible Preferred Stock is approved for listing on The Nasdaq Global Select Market, such listing does not guarantee that a trading market for the Mandatory Convertible Preferred Stock will develop or, if a trading market for the Mandatory Convertible Preferred Stock does develop, the depth or liquidity of that market. If an active trading market does not develop or is not maintained, the market price and liquidity of the Mandatory Convertible Preferred Stock may be adversely affected. In that case you may not be able to sell your Mandatory Convertible Preferred Stock at a particular time or you may not be able to sell your Mandatory Convertible Preferred Stock at a favorable price. In addition, as shares of the Mandatory Convertible Preferred Stock are converted, the liquidity of the Mandatory Convertible Preferred Stock that remains outstanding may decrease.

Risks Related to Ownership of Our Common Stock and the Concurrent Common Stock Offering

The market price of our common stock has, and is likely to continue to, fluctuate significantly. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your Mandatory Convertible Preferred Stock, if any, and the value of your Mandatory Convertible Preferred Stock.

The market price of our common stock has been, and is likely to continue to be, volatile, which means that it could decline substantially within a short period of time. The market price for our common stock on The Nasdaq Global Select Market varied between a high of $51.90 and a low of $19.00 in the 12-month period ended June 29, 2020. The market price of our common stock could fluctuate significantly for many reasons, including the following:

•	future announcements concerning us or our competitors;

•	the overall performance of equity markets;

•	the trading volume of our common stock;

•	additions or changes to our board of directors, management or key personnel;

•

regulatory developments (including, but not limited to, developments in international trade policy, particularly with respect to China and to companies on the U.S. Entity List, such as Huawei) and enforcement actions bearing on manufacturing, development, marketing or sales;

•	the commencement or outcome of litigation;

•	reports and recommendations of analysts and whether or not we meet the milestones, metrics and other expectations set forth in such reports;

•	gaining or losing large customers;

•	introduction of new products or services and market acceptance of such products or services;

•	the impact of the COVID-19 pandemic on the business, financial condition, results of operations or prospects of ourselves, our customers and our suppliers;

•	acquisition or loss of significant manufacturers, distributors or suppliers or an inability to obtain sufficient quantities of materials needed to provide our services;

•

issuance of common stock or other securities (including, without limitation, the shares of common stock offered in the Concurrent Common Stock Offering, the shares issued upon conversion of any shares of Mandatory Convertible Preferred Stock offered hereby, and the shares issued upon conversion of our outstanding 2022 notes and Finisar convertible notes);

•	incurrence of indebtedness;

•	quarterly variations in operating results;

•	our ability to accurately forecast future performance;

•	business acquisitions or divestitures;

•	fluctuations in the economy, political events or general market conditions; and

•	changes in our operating industry generally.

As a result, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our common stock. In addition, stock markets have experienced extreme price and volume fluctuations in recent years, and are experiencing exceptional volatility as a result of the effects of the COVID-19 pandemic. Moreover, these fluctuations frequently have been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could decline below its current price and the market price of our shares may fluctuate significantly in the future. These fluctuations may be unrelated to our performance and could be out of our control, and could lead to securities class action litigation, which could result in substantial expenses and diversion of management’s attention and corporate resources, any or all of which could adversely affect our business, financial condition and results of operations.

In addition, we expect that the market price of the Mandatory Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets, the time remaining to the Mandatory Conversion Date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the Fixed Conversion Rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the Mandatory Convertible Preferred Stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the Mandatory Convertible Preferred Stock. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the Mandatory Convertible Preferred Stock.

The Mandatory Convertible Preferred Stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Mandatory Convertible Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock;

•	possible sales of our common stock by investors who view the Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us than owning our common stock; and

•	hedging or arbitrage trading activity that we expect to develop involving the Mandatory Convertible Preferred Stock and our common stock.

Our management team may invest or spend the proceeds of this offering or the Concurrent Common Stock Offering, if completed, in ways with which you may not agree or in ways which may not yield a significant return.

We expect to receive net proceeds of $                 million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our management will have broad discretion over the use of proceeds from this offering and the Concurrent Common Stock Offering, if completed. We expect to use the net proceeds from this offering, the Concurrent Common Stock Offering and/or cash on hand to repay $                 million in borrowings (including accrued interest) under our Credit Agreement and to use the remainder of net proceeds, if any, to develop, enhance, invest in or acquire related, emerging or complementary technologies, products, or businesses and for other general corporate purposes. Our management will have considerable discretion in the application of such net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Mandatory Convertible Preferred Stock or our common stock.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

Research analysts publish their own quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us changes its recommendation regarding our common stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

The Concurrent Common Stock Offering and future sales or other dilution of our equity could dilute our existing shareholders or otherwise depress the market price of our common stock.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement,                shares of our common stock and up to                additional shares of common stock that the underwriters in the Concurrent Common Stock Offering have the option, exercisable within 30 days from the date of the prospectus supplement for the Concurrent Common Stock Offering, to purchase from us. Neither the completion of this offering nor of the Concurrent Common Stock Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Common Stock Offering does not occur, and vice versa. We cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, or at all.

The Concurrent Common Stock Offering and future sales of our common stock in the public market, or the perception that such sales could occur, could negatively impact the market price of the Mandatory Convertible Preferred Stock and/or our common stock. We also have several institutional shareholders that own significant blocks of our common stock. If one or more of these shareholders were to sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the prevailing market price of the Mandatory Convertible Preferred Stock and/or our common stock could be negatively affected. If we issue additional shares of common stock, the price of the Mandatory Convertible Preferred Stock and/or our common stock may decline.

Under certain circumstances, shares of our common stock could be issued upon conversion of shares of our Mandatory Convertible Preferred Stock or the conversion of the 2022 notes or the Finisar convertible notes, which would dilute the ownership interest of our existing shareholders. We also issued approximately 26.7 million shares of our common stock in connection with the Finisar acquisition. In addition, the issuance of additional common stock, or issuances of securities convertible into or exercisable for our common stock or other equity linked securities, including preferred stock or warrants, would dilute the ownership interest of our common shareholders and could depress the market price of the Mandatory Convertible Preferred Stock and/or our common stock and impair our ability to raise capital through the sale of additional equity securities.

Any sales in the public market of any shares of our common stock issuable upon conversion of the securities convertible into or exercisable for our common stock or other equity linked securities, including shares of the Mandatory Convertible Preferred Stock, the 2022 notes, and Finisar convertible notes, could adversely affect the prevailing market price of the Mandatory Convertible Preferred Stock and/or our common stock. In addition, the existence of the any of the Mandatory Convertible Preferred Stock, the 2022 notes, and the Finisar convertible notes may encourage short selling by market participants because the conversion of any of them could be used to satisfy short positions, or anticipated conversion of any of them into shares of our common stock could depress the price of the Mandatory Convertible Preferred Stock and/or our common stock.

As of March 31, 2020, we had outstanding approximately 91,175,715 shares of our common stock and options to purchase approximately 4,178,069 shares of our common stock (of which approximately 2,634,392 were exercisable as of that date). We also had outstanding approximately 3,886,477 shares of our common stock issuable pursuant to unvested restricted share unit awards and performance share unit awards. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the market price of the Mandatory Convertible Preferred Stock and/or our common stock to decline.

This offering is not contingent on the consummation of the Concurrent Common Stock Offering and vice versa.

The consummation of this offering and the consummation of the Concurrent Common Stock Offering are not contingent upon one another, and we cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, if at all. Accordingly, if you decide to purchase shares of Mandatory Convertible Preferred Stock in this offering, you should be willing to do so whether or not we complete the Concurrent Common Stock Offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any shares of our common stock being offered in the Concurrent Common Stock Offering.

Because we do not currently intend to pay dividends on our common stock, holders of our common stock will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any dividends on our common stock, and do not expect to pay cash dividends in the foreseeable future. We currently anticipate that we will retain any future earnings to support operations and to finance the development of our business. As a result, the success of an investment in our common stock, including with respect to any shares you receive upon conversion of your Mandatory Convertible Preferred Stock, will depend entirely upon future appreciation in its value. There is no guarantee that our common stock will maintain its value or appreciate in value.

Our board of directors can issue, without approval of the holders of our common stock, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock.

Our board of directors can issue, without approval of the holders of our common stock, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock and reduce the likelihood that such holders will receive dividend payments. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

29

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Mandatory Convertible Preferred Stock that we are offering will be approximately $                million (or $                 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

In addition, concurrently with this offering, we are offering $350,000,000 of our common stock in the Concurrent Common Stock Offering (or $402,500,000 if the underwriters in that offering exercise in full their option to purchase additional shares) pursuant to a separate prospectus supplement and base prospectus. We estimate that the net proceeds to us from the Concurrent Common Stock Offering, if completed, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $                million (or approximately $                million if the underwriters in the Concurrent Common Stock Offering exercise in full their option to purchase additional shares of our common stock).

We expect to use up to $714.6 million of the net proceeds from this offering, the Concurrent Common Stock Offering and/or cash on hand to repay borrowings (including accrued interest) under the Credit Agreement and to use the remainder of net proceeds, if any, to develop, enhance, invest in or acquire related, emerging or complementary technologies, products, or businesses and for other general corporate purposes.

As of March 31, 2020, approximately $2.0 billion of indebtedness was outstanding under the Credit Agreement. We used these funds for working capital purposes and to finance our acquisition of Finisar, which was completed in September 2019. Indebtedness under the Credit Agreement bears interest at a rate per annum equal to an applicable margin over a eurocurrency rate or an applicable margin over a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) Bank of America, N.A.’s prime rate and (c) a eurocurrency rate plus 1.00%. The applicable margin ranges from 1.375% to 2.25% for eurocurrency rate loans and letter of credit fees and 0.375% to 1.25% for base rate loans, in each case based on our Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement). As of March 31, 2020, the weighted average interest rate under the Credit Agreement was 3.52%. The Credit Agreement has a maturity date of September 24, 2024.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering of Mandatory Convertible Preferred Stock, we are offering $350,000,000 of our common stock in the Concurrent Common Stock Offering (or $402,500,000 if the underwriters of that offering exercise their option to purchase additional shares in full) pursuant to a separate prospectus supplement and base prospectus. Neither the completion of this offering nor of the Concurrent Common Stock Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Common Stock Offering does not occur, and vice versa. We cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Common Stock Offering. Certain of the underwriters in this offering are also the underwriters in the Concurrent Common Stock Offering.

See “Use of Proceeds” for additional information regarding the use of proceeds from the Concurrent Common Stock Offering.

DIVIDEND POLICY ON COMMON STOCK

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. The Credit Agreement and the terms of the Mandatory Convertible Preferred Stock restrict our ability to pay cash dividends on our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt and total capitalization, in each case, as of March 31, 2020:

•	on an actual basis;

•

on an as adjusted basis giving effect to (i) the issuance and sale of 2,000,000 shares of Mandatory Convertible Preferred Stock in this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock) and (ii) the use of approximately $                million of the net proceeds from this offering and the Concurrent Common Stock Offering to repay borrowings (including accrued interest) under the Credit Agreement; and

•

on a pro forma basis as adjusted to give further effect to the issuance and sale of                shares of common stock in the Concurrent Common Stock Offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us in the Concurrent Common Stock Offering (assuming no exercise of the underwriters’ option to purchase additional shares of common stock in the Concurrent Common Stock Offering), assuming the Concurrent Common Stock Offering is consummated.

The information in the table below is illustrative only, and our capitalization following the completion of this offering and the Concurrent Common Stock Offering, if it is completed, will depend on the final terms of each offering. Moreover, because the completion of this offering is not contingent on the completion of the Concurrent Common Stock Offering, you should not assume that the Concurrent Common Stock Offering, as reflected in the “Pro Forma As Adjusted” column in the table below, will take place.

You should read this table together with the “Use of Proceeds” section in this prospectus supplement, as well as the information contained in our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	As of March 31, 2020
(amounts in thousands, except share and per share data and footnotes)	Actual	As Adjusted	Pro Forma As Adjusted
	(unaudited)
Cash and cash equivalents	$388,107	$	$

Total debt:
Term A Facility, interest at LIBOR, as defined, plus 2.00%	$1,209,975
Revolving Credit Facility, interest at LIBOR, as defined, plus 2.00%	90,000
Debt issuance costs, Term A Facility and Revolving Credit Facility	(33,928)
Term B Facility, interest at LIBOR, as defined, plus 3.50%	716,400
Debt issuance costs, Term B Facility	(25,892)
0.50% convertible senior notes due 2036, assumed in the Finisar acquisition	14,888
0.25% convertible senior notes due 2022	345,000
0.25% convertible senior notes unamortized discount attributable to cash conversion option and debt issuance costs including initial purchasers’ discount	(34,019)

Total debt	$2,282,424
Less current portion of long-term debt	(69,250)

Long-term debt, net of current portion	$2,213,174
Shareholders’ equity:
Common stock, no par value; authorized—300,000,000 shares; issued—104,278,333 shares, actual and as adjusted; issued— shares, pro forma as adjusted	1,459,354
Preferred stock, no par value; authorized— 5,000,000 shares; none issued, actual; of which shares are designated as % Series A Mandatory Convertible Preferred Stock, as adjusted and pro forma as adjusted; issued— shares, as adjusted and pro forma as adjusted	—
Accumulated other comprehensive loss	(80,444)
Retained earnings	825,291
Treasury stock, at cost—13,102,618 shares	(186,294)
Total shareholders’ equity	$2,017,907

Total capitalization	$4,300,332	$	$

The table above excludes:

•	4,178,069 shares subject to outstanding stock options at a weighted average exercise price of $26.04 per share;

•	3,477,231 shares subject to outstanding unvested restricted share unit awards as of March 31, 2020;

•	409,246 shares subject to outstanding performance share unit awards as of March 31, 2020;

•	3,176,426 additional shares of common stock reserved for issuance under our equity incentive plan; and

•	any shares issuable upon conversion of the 2022 notes, the Finisar convertible notes and the Mandatory Convertible Preferred Stock.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following description is a summary of certain provisions of our         % Series A Mandatory Convertible Preferred Stock, no par value per share (the “Mandatory Convertible Preferred Stock”). The following summary supplements and, to the extent that it is inconsistent therewith, replaces the description of our preferred stock in the accompanying prospectus.

A copy of the Statement with Respect to Shares setting forth the terms of the Mandatory Convertible Preferred Stock, which we refer to as the “Statement with Respect to Shares” as well as our amended and restated articles of incorporation, which we refer to as our “Articles of Incorporation,” is available upon request from us at the address set forth in the section of this prospectus supplement entitled “Where You Can Find More Information”. This description of the terms of the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Articles of Incorporation and the Statement with Respect to Shares.

For purposes of this description, references to:

•	“the Company,” “us,” “we” or “our” refer to II-VI Incorporated and not any of its subsidiaries;

•	“Business Day” refer to any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close or be closed; and

•	“close of business” refer to 5:00 p.m., New York City time, and “open of business” refer to 9:00 a.m., New York City time.

General

Under our Articles of Incorporation, our board of directors is authorized to provide, without further shareholder action, for the issuance of up to 5,000,000 shares of preferred stock, no par value per share, and the designation of each series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and fix the voting power, full or limited or no voting power, the powers, preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of each series. As of the date of this prospectus supplement, no shares of preferred stock are outstanding.

At the closing of this offering, we will issue 2,000,000 shares of Mandatory Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 300,000 additional shares of the Mandatory Convertible Preferred Stock, solely to cover over-allotments, as described under “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and our common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for any class of our stock, obligations, warrants or other securities.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, will rank:

•	senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (which we refer to as the “Initial Issue Date”), the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•

on parity with any class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”);

•

junior to each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”); and

•	junior to our existing and future indebtedness and other liabilities.

In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries. See “Risk Factors—Risks Relating to the Mandatory Convertible Preferred Stock—The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities.”

As of March 31, 2020, we had total outstanding indebtedness of approximately $2.3 billion, and no outstanding shares of preferred stock.

Listing

We intend to apply to list the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market under the symbol “IIVIP” and, if approved, we expect trading to commence within 30 days of the Initial Issue Date. In addition, upon listing, we have agreed to use our commercially reasonable efforts to keep the Mandatory Convertible Preferred Stock listed on The Nasdaq Global Select Market. However, there can be no assurance that the Mandatory Convertible Preferred Stock will be listed, and if listed, that it will continue to be listed. Listing the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Mandatory Convertible Preferred Stock easily.

Dividends

Subject to the rights of holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock as to dividend rights, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, only out of funds available to pay dividends (as defined below), in the case of dividends paid in cash, and shares of common stock legally permitted to be issued, in the case of dividends paid in shares of common stock, cumulative dividends at the rate per annum of         % of the Liquidation Preference of $200.00 per share of the Mandatory Convertible Preferred Stock (equivalent to $                per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). Under applicable Pennsylvania law, we will have “funds available to pay dividends” if after giving effect to the relevant dividend payment we (i) would be able to pay our debts as they become due in the usual course of our business and (ii) our total assets would be greater than or equal to the sum of our total liabilities plus the amount that would be needed if we were to be dissolved at the time as of which the dividend is measured, in order to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. See “—Method of Payment of Dividends.”

If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year to, and including, July 1, 2023 commencing on October 1, 2020 (each, a “Dividend Payment Date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds available to pay dividends.

If declared, dividends will be payable on the relevant Dividend Payment Date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at the close of business on the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding the relevant Dividend Payment Date (each, a “Regular Record Date”), whether or not such holders early convert their shares, or such shares are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding Dividend Payment Date. These Regular Record Dates will apply regardless of whether a particular Regular Record Date is a Business Day. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial dividend period will commence on, and include, the Initial Issue Date of the Mandatory Convertible Preferred Stock and will end on, and exclude, the October 1, 2020 Dividend Payment Date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (subsequent to the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any other partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the initial dividend period, assuming the Initial Issue Date is July    , 2020 will be $                 per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of         % and a Liquidation Preference of $200.00 per share) and will be payable, when, as and if declared, on October 1, 2020 to the holders of record thereof on September 15, 2020. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be $                 per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of          % and a Liquidation Preference of $200.00 per share). Accumulated dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest, nor shall additional dividends be payable thereon, if they are paid subsequent to the applicable Dividend Payment Date.

No dividend will be paid unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Except as described herein, dividends on shares of Mandatory Convertible Preferred Stock converted into common stock will cease to accumulate on July 1, 2023, the Fundamental Change Conversion Date or the Early Conversion Date, as applicable.

Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including our Mandatory Convertible Preferred Stock, is limited by the terms of our Credit Agreement and may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. We intend to use a portion of the net proceeds from this offering and the Concurrent Common Stock Offering to repay borrowings (including accrued interest) under our Credit Agreement. However, following this offering and the Concurrent Common Stock Offering, the Credit Agreement will remain outstanding. In addition, our ability to declare and pay dividends may also be limited by applicable Pennsylvania law. See “Risk Factors—Risks Relating to the Mandatory Convertible Preferred—Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock may be limited.”

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period) determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock no later than ten Scheduled Trading Days (as defined under “—Mandatory Conversion—Definitions”) prior to the Dividend Payment Date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.

All cash payments to which a holder of the Mandatory Convertible Preferred Stock is entitled in connection with a declared dividend on the shares of Mandatory Convertible Preferred Stock will be computed to the nearest cent. If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP (as defined under “—Mandatory Conversion—Definitions”) per share of our common stock over the five consecutive Trading Day (as defined under “—Mandatory Conversion— Definitions”) period ending on, and including, the second Trading Day prior to the applicable Dividend Payment Date (the “Average Price”).

No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of dividends. We will instead, to the extent we are legally permitted to do so (including under the terms of our Credit Agreement), pay a cash adjustment (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of a share of our common stock based on the Average Price with respect to such dividend. In the event that we cannot pay cash in lieu of a fractional share (whether under the terms of our Credit Agreement or otherwise), we will instead round up to the nearest whole share for each holder.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration pursuant to Rule 144 by holders thereof that are not, and have not been within the three months preceding, “affiliates” of ours for purposes of the Securities Act of 1933 (the “Securities Act”). To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock approved for listing on The Nasdaq Global Select Market (or if our common stock is not listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed), and qualified or registered under applicable state securities laws, if required; provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any such jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to:

•	the declared dividend divided by

•

$                 , which amount represents approximately 35% of the Initial Price (as defined under “—Mandatory Conversion—Definitions”), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth below in “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “Floor Price”).

To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) 97% of the Average Price, we will, to the extent we are able to do so under applicable Pennsylvania law, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our Credit Agreement or by the terms of our then-existing indebtedness (including our Credit Agreement). To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.

Dividend Stopper

So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Stock, and no common stock or any other class or series of Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid in full in cash, shares of our common stock or a combination thereof upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

The foregoing limitation shall not apply to:

•	any dividend or distribution payable in shares of common stock or any other class or series of our capital stock that is neither Parity Stock nor Senior Stock;

•

purchases, redemptions or other acquisitions of common stock, other Junior Stock or Parity Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

•	purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan, or acquisitions of shares of common stock surrendered, deemed surrendered or withheld in connection with the exercise of stock options or the vesting of restricted shares, restricted share units, restricted share equivalents, performance share units, or instruments similar to any of the foregoing (provided that the number of shares purchased to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount);

•

purchases of common stock or any other class or series of our capital stock that is neither Parity Stock nor Senior Stock pursuant to a contractually binding requirement to buy common stock or any such other class or series of our capital stock existing prior to the date of this prospectus supplement;

•

any dividends or distributions of rights or any class or series of our capital stock that is neither Parity Stock nor Senior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

•

the exchange or conversion of any class or series of our capital stock that is neither Parity Stock nor Senior Stock for or into other class or series of our capital stock that is neither Parity Stock nor Senior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or any class or series of our capital stock that is neither Parity Stock nor Senior Stock and, in each case, the payment of cash solely in lieu of fractional shares; and

•

the deemed purchase or acquisition of fractional interests in shares of our common stock, any other class or series of our capital stock that is neither Parity Stock nor Senior Stock or Parity Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged.

The phrase “Share Dilution Amount” means the increase in the number of diluted shares of our common stock outstanding (determined in accordance with U.S. GAAP, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a regular dividend period related to such Dividend Payment Date), or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Regular Record Date, no dividends may be declared or paid on any shares of Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the holders of the shares of Mandatory Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, we shall allocate those payments so that the respective amounts of those payments for the declared dividend bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock bear to each other (subject to their having been declared by our board of directors, or an authorized committee thereof, out of funds available to pay dividends); provided that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate. For purposes of this calculation, with respect to non-cumulative Parity Stock, we will use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non-cumulative Parity Stock.

Subject to the foregoing, and not otherwise, such dividends as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid (payable in cash or other property or securities) on any securities, including our common stock and other Junior Stock, from time to time out of funds available to pay dividends, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Redemption

The Mandatory Convertible Preferred Stock will not be redeemable. However, at our option, we may purchase or otherwise acquire (including in an exchange transaction) the Mandatory Convertible Preferred Stock from time to time in the open market, by tender or exchange offer or otherwise, without the consent of, or notice to, holders.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a Liquidation Preference in the amount of $200.00 per share of the Mandatory Convertible Preferred Stock (the “Liquidation Preference”), plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of indebtedness and other liabilities to our creditors and holders of shares of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock as to distribution rights upon our liquidation, winding up or dissolution and before any payment or distribution is made to holders of any class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock as to distribution rights upon our liquidation, winding up or dissolution (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the Liquidation Preference, plus an amount equal to accumulated and unpaid dividends, whether or not declared, to, but excluding, the date fixed for such liquidation, winding-up or dissolution, on the shares of Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends, whether or not declared, to, but excluding, the date fixed for such liquidation, winding-up or dissolution, on the shares of all Parity Stock are not paid in full, all holders of the Mandatory Convertible Preferred Stock and all holders of any such Parity Stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to accumulated and unpaid dividends (if any) to which they are entitled. After payment of the full amount of the Liquidation Preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale, lease nor exchange of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

Our Articles of Incorporation, including the Statement with Respect to Shares, will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Mandatory Convertible Preferred Stock will not have voting rights other than those described below, except as specifically required by Pennsylvania law or by our Articles of Incorporation from time to time.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the Initial Issue Date and ending on, but excluding, October 1, 2020), whether or not for consecutive dividend periods (a “Nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of record of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of record of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting of shareholders or at a special meeting of shareholders as provided below, to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”); provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that our board of directors shall, at no time, include more than two Preferred Stock Directors.

In the event of a Nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of shareholders be called to elect such Preferred Stock Directors (provided, however, to the extent permitted by our amended and restated by-laws, if our next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors will be included in the agenda for, and will be held at, such scheduled annual or special meeting of shareholders). The Preferred Stock Directors will stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect Preferred Stock Directors, the holders of record of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of record of a majority of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.

As used in this prospectus supplement, “Voting Preferred Stock” means any other class or series of our Parity Stock upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.

If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full (a “Nonpayment Remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed or if no Preferred Stock Director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such shareholders:

•	amend or alter the provisions of our Articles of Incorporation so as to authorize or create, or increase the authorized amount of, any Senior Stock;

•

amend, alter or repeal the provisions of our Articles of Incorporation or the Statement with Respect to Shares with respect to the Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless, in each case: (i) the shares of Mandatory Convertible Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such Mandatory Convertible Preferred Stock remaining outstanding or such preference securities, as the case may be, have such special rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the special rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation;

provided, however, that in the event that a transaction would trigger voting rights under both the second and third bullet point above, the third bullet point will govern; provided, further, however, that:

•	any increase in the amount of our authorized but unissued shares of preferred stock;

•	any increase in the amount of authorized or issued shares of Mandatory Convertible Preferred Stock; and

•

the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or any class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding up or dissolution, will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.

Our Articles of Incorporation and Pennsylvania law permit us, without the approval of any of our shareholders (including any holders of the Mandatory Convertible Preferred Stock), to establish and issue a new series of preferred stock ranking equally with or junior to the Mandatory Convertible Preferred Stock, which may dilute the voting and other interests of holders of Mandatory Convertible Preferred Stock.

If any amendment, alteration, repeal, binding share exchange, reclassification, merger or consolidation described above would adversely affect the special rights, preferences, privileges or voting powers of one or more but not all series of Voting Preferred Stock (including the Mandatory Convertible Preferred Stock for this purpose), then only the series of Voting Preferred Stock the special rights, preferences, privileges or voting powers of which are adversely affected and entitled to vote, shall vote as a class in lieu of all series of Voting Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and limitations and restrictions thereof, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to:

•

to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Statement with Respect to Shares establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Statement with Respect to Shares;

•

to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of our Articles of Incorporation or the Statement with Respect to Shares establishing the terms of the Mandatory Convertible Preferred Stock; or

•	to waive any of our rights with respect thereto.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to (i) conform the terms of the Mandatory Convertible Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the Mandatory Convertible Preferred Stock, as supplemented by the related pricing term sheet, (ii) file a statement of correction with respect to the Statement with Respect to Shares to the extent permitted by Section 138 of the Pennsylvania Associations Code or (iii) amend the Statement with Respect to Shares for the Mandatory Convertible Preferred Stock in connection with a Reorganization Event to the extent required pursuant to the provisions below under the heading “—Recapitalization, Reclassifications and Changes of Our Common Stock.”

Mandatory Conversion

Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the Mandatory Conversion Date (as defined below), into a number of shares of our common stock equal to the conversion rate described below.

The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date (excluding any shares of our common stock issued in respect of accrued and unpaid dividends, as described below), will be as follows:

•

if the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, which is approximately $                , then the conversion rate will be                  shares of our common stock per share of Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate”);

•	if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but equal to or greater than the Initial Price, which is approximately $ ,

then the conversion rate will be equal to $200.00 divided by the Applicable Market Value of our common stock, rounded to the nearest ten-thousandth of a share; or

•

if the Applicable Market Value of our common stock is less than the Initial Price, then the conversion rate will be                  shares of our common stock per share of Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate”).

We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the “Fixed Conversion Rates.” The “Threshold Appreciation Price” is calculated by dividing $200.00 by the Minimum Conversion Rate, and represents an approximately        % appreciation over the Initial Price. The “Initial Price” is calculated by dividing $200.00 by the Maximum Conversion Rate of                shares of common stock, and initially is approximately equal to the per share public offering price of our common stock in the Concurrent Common Stock Offering (or, if the Concurrent Common Stock Offering does not price, the closing price of our common stock on July                , 2020). The Fixed Conversion Rates are subject to adjustment as described in “—Anti-dilution Adjustments” below.

If we declare a dividend on the Mandatory Convertible Preferred Stock for the dividend period ending on, but excluding, July 1, 2023, we will pay such dividend to the holders of record as of the immediately preceding Regular Record Date, as described above under “—Dividends.” If on or prior to July 1, 2023 we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to:

•	the amount of such accumulated and unpaid dividends that have not been declared (the “Mandatory Conversion Additional Conversion Amount”), divided by

•	the greater of (i) the Floor Price and (ii) 97% of the Average Price (calculated using July 1, 2023 as the applicable Dividend Payment Date).

To the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, to the extent we are able to do so under applicable Pennsylvania law, declare and pay such excess amount in cash (computed to the nearest cent) pro rata per share to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by the terms of our then-existing indebtedness (including our Credit Agreement). To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.

Hypothetical Conversion Values Upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of Mandatory Convertible Preferred Stock at various Applicable Market Values for our common stock. The table assumes that there will be no conversion adjustments as described below in “—Anti-dilution Adjustments” and that dividends on the Mandatory Convertible Preferred Stock will be declared and paid in cash (and not in additional shares of our common stock). The actual Applicable Market Value of our common stock may differ from those set forth in the table below. Given an Initial Price of approximately $                 and a Threshold Appreciation Price of approximately $                , a holder of Mandatory Convertible Preferred Stock would receive on the Mandatory Conversion Date the number of shares of our common stock per share of Mandatory

Convertible Preferred Stock set forth below, subject to the provisions described below with respect to any fractional share of our common stock:

Assumed Applicable Market Value of our Common Stock	Number of Shares of our Common Stock to be Received Upon Mandatory Conversion	Assumed Conversion Value (Calculated as Applicable Market Value Multiplied by the Number of Shares of our Common Stock to be Received Upon Mandatory Conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock, the aggregate market value of our common stock you receive upon mandatory conversion of a share of Mandatory Convertible Preferred Stock (excluding any shares of our common stock you receive in respect of accrued and unpaid dividends) will be:

•	greater than the $200.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is greater than the Threshold Appreciation Price;

•

equal to the $200.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is less than or equal to the Threshold Appreciation Price and greater than or equal to the Initial Price; and

•	less than the $200.00 liquidation preference of the share of Mandatory Convertible Preferred Stock, if the Applicable Market Value is less than the Initial Price.

Definitions

“Applicable Market Value” means the Average VWAP per share of our common stock over the Settlement Period.

“Settlement Period” means the 20 consecutive Trading Day period commencing on, and including, the 21st Scheduled Trading Day immediately preceding July 1, 2023.

“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be July 1, 2023. If the Mandatory Conversion Date occurs after July 1, 2023 (whether because a Scheduled Trading Day during the Settlement Period is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), no interest or other amounts will accrue as a result of such postponement.

A “Trading Day” means a day on which:

•	there is no Market Disruption Event; and

•	trading in our common stock generally occurs on the Relevant Stock Exchange;

provided, that if our common stock is not listed or admitted for trading, “Trading Day” means a “Business Day.”

A “Scheduled Trading Day” is any day that is scheduled to be a Trading Day.

“Market Disruption Event” means:

•	a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or

•

the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in our common stock.

“Relevant Stock Exchange” means The Nasdaq Global Select Market or, if our common stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading.

“VWAP” per share of our common stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “IIVI <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, taking into account any adjustments made to reported trades at or prior to 4:10 p.m., New York time, but excluding any after-market trades (or if such volume-weighted average price is not available or is manifestly erroneous, the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, which may include any of the underwriters for this offering). The “Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in such period.

Early Conversion at the Option of the Holder

Other than during a Fundamental Change Conversion Period (as defined below in “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of shares of Mandatory Convertible Preferred Stock will have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to July 1, 2023 (an “Early Conversion”), into shares of our common stock at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock, subject to adjustments as described in “—Anti-dilution Adjustments” below.

If, as of the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change”) of any Early Conversion (the “Early Conversion Date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or before the Dividend Payment Date immediately prior to such Early Conversion Date, the conversion rate for such Early Conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to:

•

such amount of accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock that have not been declared for such prior full dividend periods (the “Early Conversion Additional Conversion Amount”), divided by

•

the greater of (i) the Floor Price and (ii) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (the “Early Conversion Average Price”).

To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or deliver shares of our common stock in respect of such shortfall.

Except as described above, upon any Early Conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Regular Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of such Regular Record Date, as described under “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a “Fundamental Change” (as defined below) occurs on or prior to July 1, 2023, holders of the Mandatory Convertible Preferred Stock will have the right (the “Fundamental Change Conversion Right”) during the Fundamental Change Conversion Period (as defined below) to:

(i)

convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of our common stock (or, to the extent applicable, Units of Exchange Property as described below) at the conversion rate specified in the table below (the “Fundamental Change Conversion Rate”);

(ii)	with respect to such converted shares, receive a Fundamental Change Dividend Make-whole Amount (as defined below) payable in cash or shares of our common stock; and

(iii)	with respect to such converted shares, receive the Accumulated Dividend Amount (as defined below) payable in cash or shares of our common stock,

subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the Fundamental Change Effective Date (as defined below) or the Fundamental Change Conversion Date (as defined below) falls after the Regular Record Date for a declared dividend and prior to the next Dividend Payment Date, such dividend will be paid on such Dividend Payment Date to the holders of record as of such Regular Record Date, as described under “—Dividends” and will not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-whole Amount will not include the present value of the payment of such dividend.

To exercise this Fundamental Change Conversion Right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period, which we call the “Fundamental Change Conversion Period,” beginning on, and including, the Fundamental Change Effective Date and ending at the close of business on the date that is 20 calendar days after the Fundamental Change Effective Date (or, if later, the date that is 20 calendar days after the date of notice of such Fundamental Change), but in no event later than July 1, 2023. Holders of the Mandatory Convertible Preferred Stock that submit the shares for conversion during the Fundamental Change Conversion Period shall be deemed to have exercised their Fundamental Change Conversion Right. Holders of the Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-whole Amount or the relevant Accumulated Dividend Amount. The “Fundamental Change Conversion Date” refers to the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change”) during the Fundamental Change Conversion Period.

We will notify holders of the Fundamental Change Effective Date as soon as reasonably practicable and in any event no later than the second Business Day immediately following the Fundamental Change Effective Date.

A “Fundamental Change” will be deemed to have occurred, at any time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, if any of the following occurs:

(i)

any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our wholly-owned subsidiaries or any of our or our wholly-owned subsidiaries’ employee benefit plans, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of our common stock;

(ii)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of us or binding share exchange pursuant to which our common stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours and our subsidiaries taken as a whole, to any person other than one or more of our wholly-owned subsidiaries; or

(iii)

our common stock (or other common equity underlying the Mandatory Convertible Preferred Stock) ceases to be listed or quoted for trading on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

However, a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the Exchange Property.

Fundamental Change Conversion Rate

The Fundamental Change Conversion Rate will be determined by reference to the table below and is based on the effective date of the Fundamental Change (the “Fundamental Change Effective Date”) and the price (the “Fundamental Change Share Price”) paid (or deemed paid) per share of our common stock in such Fundamental Change. If all holders of our common stock receive only cash in exchange for their common stock in the Fundamental Change, the Fundamental Change Share Price shall be the cash amount paid per share of common stock. Otherwise, the Fundamental Change Share Price shall be the Average VWAP per share of our common stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Fundamental Change Effective Date.

The Fundamental Change Share Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted Fundamental Change Share Prices will equal (i) the Fundamental Change Share Prices applicable immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Share Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table below will be subject to adjustment in the same manner and at the same time as each Fixed Conversion Rate as set forth in “—Anti-dilution Adjustments.”

The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Fundamental Change Share Price and Fundamental Change Effective Date set forth below.

Fundamental Change Share Price
Fundamental Change Effective Date	$	$	$	$	$	$	$	$
July , 2020
July 1, 2021
July 1, 2022
July 1, 2023

The exact Fundamental Change Share Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

•

if the Fundamental Change Share Price is between two Fundamental Change Share Price amounts in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Fundamental Change Conversion Rate will be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Share Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365 or 366-day year, as applicable;

•

if the Fundamental Change Share Price is in excess of $                 per share (subject to adjustment in the same manner as the Fundamental Change Share Prices set forth in the first row of the table above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

•

if the Fundamental Change Share Price is less than $                 per share (subject to adjustment in the same manner as the Fundamental Change Share Prices set forth in the first row of the table above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.

Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the common stock issued upon conversion at the Fundamental Change Conversion Rate, we will at our option (subject to satisfaction of the requirements described below):

(a)

pay in cash (computed to the nearest cent), to the extent we are legally permitted to do so, the present value, computed using a discount rate of        % per annum, of all dividend payments on the Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount) for (i) the partial dividend period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next Dividend Payment Date and (ii) all the remaining full dividend periods from, and including, the Dividend Payment Date following the Fundamental Change Effective Date to, but excluding, July 1, 2023 (the “Fundamental Change Dividend Make-whole Amount”);

(b)

increase the number of shares of our common stock (or, to the extent applicable, Units of Exchange Property as described below) to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price; or

(c)

pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and shares of our common stock (or, to the extent applicable, Units of Exchange Property as described below) in accordance with the provisions of clauses (a) and (b) above.

In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date and subject to the limitations described below, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. As used herein, the term “Accumulated Dividend Amount” means, in connection with a Fundamental Change, the aggregate amount of accumulated and unpaid dividends, if any, for dividend periods prior to the relevant Fundamental Change Effective Date, including for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date. The Accumulated Dividend Amount will be payable at our election (subject to satisfaction of the requirements described below):

•	in cash (computed to the nearest cent), to the extent we are legally permitted to do so,

•

in an additional number of shares of our common stock (or, to the extent applicable, Units of Exchange Property as described below) equal to (x) the Accumulated Dividend Amount divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price, or

•

through any combination of cash and shares of our common stock (or, to the extent applicable, Units of Exchange Property as described below) in accordance with the provisions of the preceding two bullets.

We will pay the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount in cash, except to the extent we elect on or prior to the second Business Day following the Fundamental Change Effective Date to make all or any portion of such payments in shares of our common stock (or, to the extent applicable, Units of Exchange Property as described below). Any such payment in cash may not be permitted by our Credit Agreement or by the terms of our then-existing indebtedness (including our Credit Agreement).

If we elect to deliver common stock (or, to the extent applicable, Units of Exchange Property as described below) in respect of all or any portion of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount (or, if applicable, the dollar amount of any portion thereof paid in common stock (or, to the extent applicable, Units of Exchange Property as described below)) exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the Fundamental Change Share Price, we will, if we are able to do so under applicable Pennsylvania law, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by the terms of our then-existing indebtedness (including our Credit Agreement). To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount.

No fractional shares of our common stock (or, to the extent applicable, Units of Exchange Property as described below) will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount. We will instead, to the extent legally permissible and in compliance with the terms of our then-existing indebtedness, pay a cash adjustment (computed to the nearest cent) to each converting holder that would otherwise be entitled to a fraction of a share of our common stock (or, to the extent applicable, Units of Exchange Property as described below) based on the Average VWAP per share of our common stock (or, to the extent applicable, Units of Exchange Property as described below) over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the relevant conversion date. In the event that we cannot pay cash in lieu of a fractional share, we will instead round up to the nearest whole share for each holder. The terms of our then-existing indebtedness, including our Credit Agreement, may not permit the payment of a cash amount in lieu of a fractional share.

However, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Pennsylvania law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount exceeds the product of such number of additional shares and 97% of the Fundamental Change Share Price, we will not have any obligation to pay the shortfall in cash or deliver additional shares of our common stock in respect of such amount.

As soon as reasonably practical and in any event not later than the second Business Day following the Fundamental Change Effective Date, we will notify holders of:

•	the Fundamental Change Conversion Rate;

•

the Fundamental Change Dividend Make-whole Amount and whether we will pay such amount in cash, shares of our common stock (or, to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable; and

•

the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether we will pay such amount in cash, shares of our common stock (or, to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable.

Our obligation to deliver shares at the Fundamental Change Conversion Rate and pay the Fundamental Change Dividend Make-whole Amount (whether in cash, our common stock (or, to the extent applicable, Units of Exchange Property as described below) or any combination thereof) could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and therefore may not be enforceable in whole or in part.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the Mandatory Conversion Date.

If more than one share of the Mandatory Convertible Preferred Stock held by the same holder is automatically converted on the Mandatory Conversion Date, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so converted.

You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock upon conversion, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own.

So long as the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of common stock issuable upon conversion will be delivered to the converting holder through the facilities of DTC, in each case together with delivery by the Company to the converting holder of any cash to which the converting holder is entitled, on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after the converting holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the Mandatory Conversion Date. Except as provided in “—Anti-dilution Adjustments,” prior to the close of business on the Mandatory Conversion Date, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights, powers, preferences or privileges with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change

If a holder elects to convert the Mandatory Convertible Preferred Stock prior to July 1, 2023, in the manner described in “—Early Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” you must observe the following conversion procedures:

•

if such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program; and

•	if such holder holds shares of the Mandatory Convertible Preferred Stock in certificated form, such holder must comply with certain procedures set forth in the Statement with Respect to Shares.

The “conversion date” will be the date on which you have satisfied the foregoing requirements, to the extent applicable.

If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock upon conversion, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own.

So long as the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of common stock will be issued and delivered to the converting holder through the facilities of DTC on the latest of (i) the second Business Day immediately succeeding the conversion date, (ii) the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the Business Day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable Early Conversion Date or Fundamental Change Conversion Date. Except as provided in “—Anti-dilution Adjustments,” prior to the close of business on the applicable Early Conversion Date or Fundamental Change Conversion Date, the common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be outstanding, or deemed to be outstanding, for any purpose and you will have no rights, powers, preferences or privileges with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP of our common stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the relevant conversion date. In the event that we cannot pay cash in lieu of a fractional share, we will instead round up to the nearest whole share for each holder. The terms of our then-existing indebtedness, including our Credit Agreement, may not permit the payment of a cash amount in lieu of a fractional share.

Anti-dilution Adjustments

Each Fixed Conversion Rate will be adjusted as described below, except that we will not make any adjustments to the Fixed Conversion Rates if holders of the Mandatory Convertible Preferred Stock participate (other than in the case of a share split or share combination or a tender or exchange offer described in clause (5) below), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Mandatory Convertible Preferred Stock, in any of the transactions described below without having to convert their Mandatory Convertible Preferred Stock as if they held a number of shares of common stock equal to (i) the Maximum Conversion Rate as of the record date for such transaction, multiplied by (ii) the number of shares of Mandatory Convertible Preferred Stock held by such holder.

(1)

If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding immediately prior to the close of business on the relevant record date or immediately prior to the open of business on the relevant effective date, as the case may be, and the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that we hold in treasury. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.

“Effective date” as used in this clause (1) means the first date on which the shares of our common stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.

“Record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

(2)

If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the Average VWAP per share of our common stock for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, each Fixed Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of our common stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered after the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be decreased to such Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered, if any. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to issue such rights, options or warrants, to such Fixed Conversion Rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of our common stock at less than such Average VWAP per share for the ten consecutive trading day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof in good faith.

(3)

If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which the provisions set forth in clause (1) or (2) shall apply;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•

any dividends and distributions upon conversion of, or in exchange for, our common stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the consideration due upon conversion as described below under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•	except as otherwise described below, rights issued pursuant to a shareholder rights plan adopted by us; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then each Fixed Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 - FMV

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date;
SP0 =	the Average VWAP per share of our common stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date (as defined below) for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of our common stock on the ex-date for such distribution.

“Ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the Maximum Conversion Rate in effect on the record date for the distribution.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the Fixed Conversion Rates pursuant to the foregoing in this clause (3) until the earliest of these triggering events occurs; and

•

we will readjust the Fixed Conversion Rates to the extent any of these rights, options or warrants are not exercised before they expire; provided that the rights, options or warrants trade together with our common stock and will be issued in respect of future issuances of the shares of our common stock.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” each Fixed Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the open of business on the ex-date for the spin-off;
CR1 =	such Fixed Conversion Rate in effect immediately after the open of business on the ex-date for the spin-off;

FMV0 =	the Average VWAP per share of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the ten consecutive Trading Day period commencing on, and including, the ex-date for the spin-off, or the “valuation period”; and

MP0 =	the Average VWAP per share of our common stock over the valuation period.

The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated as of the close of business on the last Trading Day of the valuation period but will be given retroactive effect as of immediately after the open of business on the ex-date of the spin-off. Because we will make the adjustment to each Fixed Conversion Rate with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period until the second Business Day after the last Trading Day of such valuation period. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 - C

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =	the Average VWAP per share of our common stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the Maximum Conversion Rate on the record date for such cash dividend or distribution.

(5)

If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Average VWAP per share of our common stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each Fixed Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the expiration date;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of our common stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the expiration date (the “averaging period”).

The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated at the close of business on the last Trading Day of the averaging period but will be given retroactive effect as of immediately after the close of business on the expiration date. Because we will make the adjustment to each Fixed Conversion Rate with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable to a holder occurs during the averaging period until the second Business Day after the last Trading Day of such averaging period. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in any Fixed Conversion Rate.

In the event that we or one of our subsidiaries is obligated to purchase shares of common stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall again be adjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made (or had been made only in respect of the purchases that have been made and not rescinded).

We may, to the extent permitted by law and the rules of The Nasdaq Global Select Market or any other securities exchange on which our common stock or the Mandatory Convertible Preferred Stock is then listed, increase each Fixed Conversion Rate by any amount for a period of at least 20 Business Days if such increase is irrevocable during such 20 Business Days and our board of directors (or a committee thereof) determines that such increase would be in our best interest. In addition, we may make such increases in each Fixed Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each Fixed Conversion Rate.

Holders of the Mandatory Convertible Preferred Stock may, in certain circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the Fixed Conversion Rates. See “Material U.S. Federal Tax Considerations.”

If we have a rights plan in effect upon conversion of the Mandatory Convertible Preferred Stock into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, each Fixed Conversion Rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a shareholder rights plan in effect.

Adjustments to the Fixed Conversion Rates will be calculated to the nearest 1/10,000th of a share of our common stock. No adjustment to any Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% to each of the Fixed Conversion Rates; provided, however, that if an adjustment is not made because the adjustment does not change each of the Fixed Conversion Rates by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, on each date for determining the number of shares of our common stock issuable to a holder upon any conversion of the Mandatory Convertible Preferred Stock, and on each Trading Day during the Settlement Period or any other valuation period in connection with a conversion of the Mandatory Convertible Preferred Stock, we will give effect to all adjustments that we have otherwise deferred pursuant to this sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

The Fixed Conversion Rates will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•

upon the issuance of any shares of our common stock or options, restricted share units, performance share units, rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Mandatory Convertible Preferred Stock was first issued;

•	for a change in the par value of our common stock;

•	for sales of our common stock for cash, other than in a transaction described in clause (2) or clause (3) above;

•

for stock repurchases that are not tender or exchange offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by our board of directors; or

•

for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Early Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Except as otherwise provided above, we will be responsible for making all calculations called for under the Mandatory Convertible Preferred Stock. These calculations include, but are not limited to, determinations of the Fundamental Change Share Price, the VWAPs, the Average VWAPs and the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock.

We will be required, within ten Business Days after the Fixed Conversion Rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each adjusted Fixed Conversion Rate.

For the avoidance of doubt, if an adjustment is made to the Fixed Conversion Rates, no separate inversely proportionate adjustment will be made to the Initial Price or the Threshold Appreciation Price because the Initial Price is equal to $200.00 divided by the Maximum Conversion Rate (as adjusted in the manner described herein) and the Threshold Appreciation Price is equal to $200.00 divided by the Minimum Conversion Rate (as adjusted in the manner described herein).

Whenever the terms of the Mandatory Convertible Preferred Stock require us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors or a committee thereof will make appropriate adjustments in good faith (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Fundamental Change Share Price and the Average Price (as the case may be)) to account for any adjustments to the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

•

the record date for a dividend or distribution on shares of our common stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

•

that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any consolidation or merger of us with or into another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities (other than a share split or share combination), including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of Exchange Property that a holder of one share of common stock is entitled to receive), and, at the effective time of such Reorganization Event, we shall amend the Statement with Respect to Shares without the consent of any of the holders of the Mandatory Convertible Preferred Stock to provide for such change in the convertibility of the Mandatory Convertible Preferred Stock. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the Exchange Property into which the Mandatory Convertible Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock in such Reorganization Event.

The number of Units of Exchange Property we will deliver upon conversion of each share of the Mandatory Convertible Preferred Stock or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such Reorganization Event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder or conversion at the option of the holder upon a Fundamental Change and/or the description of the relevant dividend payment provisions, as the case may be, were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory Convertible Preferred Stock become holders of record of the underlying shares of our common stock). For the purpose of determining which bullet of the definition of conversion rate in the second paragraph under “—Mandatory Conversion” will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a Unit of Exchange Property will be determined in good faith by our board of directors or a committee thereof (which determination will be final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the 20 consecutive Trading Day period used for calculating the Applicable Market Value of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or a committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The provisions of this paragraph will apply to successive Reorganization Events, and the provisions summarized under “—Anti-dilution Adjustments” will apply to any shares of common equity or ADRs of us or any successor received by the holders of shares of our common stock in any such Reorganization Event. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

It is possible that certain consolidations, mergers, combinations or other transactions could result in tax gains or losses to the holders either as a result of the transaction or the conversion thereafter. Holders are encouraged to consult with their own tax advisors regarding the tax consequences of the ownership, disposition and conversion of the Mandatory Convertible Preferred Stock.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued shares of common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of our common stock as shall be issuable from time to time upon the conversion of all the shares of the Mandatory Convertible Preferred Stock then outstanding (assuming, for such purposes, the maximum increase in the conversion rate in connection with the Mandatory Conversion Additional Conversion Amount).

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

American Stock Transfer & Trust Company LLC is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Book-Entry, Delivery and Form

The Mandatory Convertible Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Statement with Respect to Shares establishing the terms of the Mandatory Convertible Preferred Stock. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Statement with Respect to Shares establishing the terms of the Mandatory Convertible Preferred Stock.

Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate Liquidation Preference of such global certificate representing the shares of the Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Mandatory Convertible Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Mandatory Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Beneficial interests in Mandatory Convertible Preferred Stock in global form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF COMMON STOCK

The following summary description of our common stock is based on the provisions of our Articles of Incorporation, By-Laws and the applicable provisions of the BCL. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Articles of Incorporation, By-Laws and the BCL. For information on how to obtain copies of our Articles of Incorporation and By-Laws, see the discussion above under the heading “Where You Can Find More Information.” As of the date of this prospectus supplement, our authorized capital stock consists of 300,000,000 shares of common stock and 5,000,000 shares of preferred stock, no par value per share. No shares of preferred stock are currently outstanding.

We may offer our common stock issuable upon the conversion of debt securities or preferred stock and upon the exercise of warrants.

Common Stock

As of June 26, 2020, we had 92,254,445 shares of common stock outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities and no sinking fund provisions apply to our common stock. Upon the liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are fully paid and non-assessable.

Nasdaq Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “IIVI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Anti-Takeover Law Provisions

Certain provisions of Pennsylvania law and our Articles of Incorporation and By-Laws could make the acquisition of the Company by means of a tender offer, or the acquisition of control of the Company by means of a proxy contest or otherwise more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of the Company to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Pennsylvania State Law Provisions

We are subject to various anti-takeover provisions of the Pennsylvania Business Corporation Law (the “BCL”). Many of these provisions are triggered if any person or group acquires, or discloses intent to acquire, 20% or more of a Pennsylvania corporation’s voting power, subject to certain exceptions. These provisions:

•	provide the other shareholders of the corporation with certain rights against the acquiring group or person;

•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person;

•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person;

•	restrict the voting and other rights of the acquiring group or person; and

•	provide that certain profits realized by the acquiring group or person from the sale of a corporation’s equity securities belong to and are recoverable by such corporation.

Regardless of the amount of a person’s holdings, if a shareholder or shareholder group (including affiliated persons) would be a party to certain proposed transactions with the Company or would be treated differently from our other shareholders in certain proposed transactions, the BCL requires approval by a majority of votes entitled to be cast by all shareholders other than the interested shareholder or affiliate group, unless the transaction is approved by independent directors or other criteria are satisfied. Furthermore, under the BCL, a “short-form” merger of the Company cannot be implemented without the consent of our board of directors.

In addition, as permitted by Pennsylvania law, an amendment to our Articles of Incorporation or other corporate action that is approved by shareholders may provide mandatory special treatment for specified groups of non-consenting shareholders of the same class. For example, an amendment to our Articles of Incorporation or other corporate action may provide that shares of our Common Stock held by designated shareholders of record must be cashed out at a price determined by us, subject to applicable dissenters’ rights. In these cases, Pennsylvania law requires either a special class vote or dissenters’ rights for holders of the group designated for special treatment.

Furthermore, the BCL provides that directors may, in discharging their duties, consider, to the extent they deem appropriate, the effects of any action upon shareholders, employees, suppliers, customers and the communities in which its offices are located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the BCL. We do not currently have a “poison pill.”

Other Provisions in our Articles of Incorporation and our By-Laws

Our Articles of Incorporation and our By-Laws contain provisions that could make us a less attractive target for a hostile takeover and could make more difficult or discourage a merger proposal, a tender offer or a proxy contest.

Such provisions include:

•

a requirement that shareholder-nominated director nominees be nominated in advance of the meeting at which directors are elected and that specific information be provided in connection with such nomination;

•	the ability of our board of directors to issue additional shares of Common Stock or preferred stock without shareholder approval; and

•	certain provisions requiring supermajority approval (at least two-thirds of the votes cast by all shareholders entitled to vote thereon, voting together as a single class).

Indemnification Of Directors And Executive Officers And Limitation On Liability.

Pennsylvania Business Corporation Law

Sections 1741 and 1742 of the BCL provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

•	by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

•	if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the shareholders.

Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to in BCL Section 1741 or 1742, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by the indemnitee to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

BCL Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans. BCL Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter E of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

By-Laws

Article VI of our By-Laws provides that the directors and officers of the registrant shall be indemnified to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the registrant or otherwise) arising out of their service to the registrant or to another corporation, partnership, joint venture, trust or other enterprise at the request of the registrant, with certain limitations and exceptions. Article VI of our By-Laws also provides that our employees and agents who are not directors or officers may be indemnified with such scope and effect as determined by the registrant.

Article VI of our By-Laws also provides that we may purchase and maintain insurance to protect itself and any director, officer, agent or employee against any liability asserted against and incurred by him or her in respect of such service, whether or not the registrant would have the power to indemnify him or her against such liability by law or under the provisions of the By-Laws.

As permitted by BCL Section 1713, our By-Laws provide that directors shall not be personally liable to the registrant for monetary damages for any action taken, or any failure to take any action, unless, (A) the director has breached or failed to perform the duties of his/her office under certain provisions of the By-Laws relating to standard of care and justifiable reliance; and (B) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The BCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. BCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. BCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board of Directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

Director and Officer Liability Insurance

We maintain directors’ and officers’ liability insurance covering our directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, we are entitled to reimbursement for amounts as to which the directors and officers are indemnified under the indemnification provisions of our By-Laws. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to the indemnification provisions of our By-Laws.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion is a general summary of material U.S. federal tax consequences of the purchase, ownership, disposition and conversion of the Mandatory Convertible Preferred Stock and any common stock received in respect of the Mandatory Convertible Preferred Stock. This summary does not purport to be a comprehensive description of all potential tax considerations that may be relevant to a holder’s decision to purchase Mandatory Convertible Preferred Stock, including tax consequences that arise from rules of general application to all taxpayers or certain classes of taxpayers. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations (including proposed Treasury regulations) promulgated thereunder, administrative rulings and judicial decisions, each as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, nor do we intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the ownership, disposition or conversion of the Mandatory Convertible Preferred Stock or common stock.

This summary assumes that the Mandatory Convertible Preferred Stock and shares of our common stock will be held as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes that may be relevant to holders in light of their particular circumstances, does not discuss the potential application of the Medicare surtax on net investment income and the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws or any non-U.S. tax consequences. In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies or real estate investment trusts;

•	controlled foreign corporations and passive foreign investment companies;

•	dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	S corporations, partnerships or other pass-through entities or arrangements (or investors therein);

•	certain former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	persons who hold or receive our Mandatory Convertible Preferred Stock or our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	persons that hold our Mandatory Convertible Preferred Stock or our common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Mandatory Convertible Preferred Stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (including an entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions, or (ii) the trust has a valid election in effect under the applicable U.S. Treasury regulations to be treated as a United States person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the Mandatory Convertible Preferred Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Mandatory Convertible Preferred Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, disposition and conversion of the Mandatory Convertible Preferred Stock or common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION (IN THE CASE OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK), AND DISPOSITION OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK OR OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Distributions

Distributions on the Mandatory Convertible Preferred Stock or our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to applicable limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to applicable limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders should consult their tax advisors regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment, up to such holder’s tax basis in the Mandatory Convertible Preferred Stock or common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Sale or Other Taxable Disposition.”

If we make a distribution on our Mandatory Convertible Preferred Stock in the form of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. Holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. Holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder. U.S. Holders should consult with their tax advisors regarding the tax consequences of a common stock distribution on our Mandatory Convertible Preferred Stock.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the Mandatory Convertible Preferred Stock or common stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. Holder that has held our Mandatory Convertible Preferred Stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend generally will be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the Mandatory Convertible Preferred Stock or common stock and will be treated as described under “—Sale or Other Taxable Disposition” below. A non-corporate U.S. Holder that receives an extraordinary dividend generally will be required to treat any loss on the sale of our Mandatory Convertible Preferred Stock or common stock as long-term capital loss to the extent of the extraordinary dividends the U.S. Holder receives that qualify for taxation at the reduced rates discussed above under “—Distributions.”

Adjustments to Conversion Rate

The conversion rate of our Mandatory Convertible Preferred Stock is subject to adjustment under specified circumstances. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. Holder of our Mandatory Convertible Preferred Stock as having received a deemed distribution includable in such U.S. Holder’s income in the manner described under “—Distributions,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of the U.S. Holder in our assets or earnings and profits. In addition, the failure to make certain adjustments on the Mandatory Convertible Preferred Stock may cause a U.S. Holder of our common stock to be deemed to have received a constructive distribution from us, even though the U.S. Holder has not received any cash or property as a result of such adjustments. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Mandatory Convertible Preferred Stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments in the terms of the Mandatory Convertible Preferred Stock (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) may not qualify as being made pursuant to a bona fide reasonable adjustment formula.

If an adjustment that does not qualify as being pursuant to a bona fide reasonable adjustment formula is made, a U.S. Holder of Mandatory Convertible Preferred Stock will be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “—Distributions.” Because constructive distributions deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because the U.S. Holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from payments of cash or shares of common stock payable to the U.S. Holder.

Under rules currently in effect, we are generally required to report the amount of any deemed distributions on our website or to the IRS and to holders of Mandatory Convertible Preferred Stock not exempt from reporting. The IRS has proposed Treasury regulations addressing the amount and timing of constructive distributions as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such constructive distributions. If adopted as proposed, the regulations would generally provide, among other things, that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after the conversion rate adjustment) without the adjustment, and (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the Mandatory Convertible Preferred Stock and the date of the actual distribution of cash or property that results in the constructive distribution. The final Treasury regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of Mandatory Convertible Preferred Stock and withholding agents may rely on them prior to that date under certain circumstances.

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of Mandatory Convertible Preferred Stock (other than pursuant to a conversion into common stock described below) or common stock, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss realized on the sale or other disposition generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other disposition the Mandatory Convertible Preferred Stock or the common stock has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of our Mandatory Convertible Preferred Stock into shares of our common stock, except that any cash or common stock received in respect of accrued and unpaid dividends that have been declared will be taxable as described above under “—Distributions,” with any common stock received in respect of such dividends treated as if the U.S. Holder had received cash equal to the fair market value of any such common stock determined as of the date of conversion. In addition, a U.S. Holder’s receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the U.S. Holder’s tax basis allocable to the fractional share).

The tax treatment of a U.S. Holder’s receipt of any cash or common stock paid upon conversion in respect of accrued and unpaid dividends that have not been declared, or paid in respect of any Fundamental Change Dividend Make-whole Amount, is uncertain. Although not free from doubt, we believe the receipt of such cash or common stock should be treated as additional consideration received by the U.S. Holder upon conversion of the Mandatory Convertible Preferred Stock into shares of our common stock. Accordingly, in the event we choose to pay solely common stock in respect of such amount, the receipt of such stock should be taxed as described in the preceding paragraph. In the event a U.S. Holder converts its Mandatory Convertible Preferred Stock and we pay such holder cash or a combination of cash and common stock in respect of a portion of the then-current dividend period or the present value of future dividends, the conversion should be taxable to the extent of the lesser of the cash received (other than cash received in respect of a fractional share of common stock) and any gain realized by the U.S. Holder. For this purpose, gain realized generally would equal the excess, if any, of (i) the fair market value of our cash and our common stock received other than amounts received in respect of accrued and unpaid dividends that have been declared, over (ii) the U.S. Holder’s tax basis in our Mandatory Convertible Preferred Stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of such cash is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such U.S. Holder’s equity interest in us, as determined for U.S. federal income tax purposes), such gain (to the extent recognized) will be taxable as dividend income, to the extent of the U.S. Holder’s allocable share of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of accrued but unpaid dividends that have not been declared, or in respect of any Fundamental Change Dividend Make-whole Amount, exceeds the gain realized by a U.S. Holder, the excess amount will not be taxable to such U.S. Holder but will reduce its adjusted tax basis in our common stock (as described below).

U.S. Holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of accrued and unpaid dividends that have not been declared and any

Fundamental Change Dividend Make-whole Amount is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to the accrued and unpaid dividends that have not been declared and any Fundamental Change Dividend Make-whole Amount represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions.”

Because payments of common stock that are treated as dividends will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder.

Except as discussed in the last sentence of this paragraph, a U.S. Holder’s tax basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the adjusted tax basis of the converted shares of the Mandatory Convertible Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of Mandatory Convertible Preferred Stock. A U.S. Holder’s tax basis in common stock received may be further reduced under the rules described above under “—Extraordinary Dividends.” Common stock received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have a tax basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

In the event a U.S. Holder’s Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Information Reporting and Backup Withholding

Generally, information reporting will apply to distributions (including constructive distributions) on our Mandatory Convertible Preferred Stock or our common stock and the proceeds from a sale or other disposition of such stock, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding may apply to such payments if a U.S. Holder fails to provide a correct taxpayer identification number or a certification of exempt status or fails to report in full dividend and interest income. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if such information is timely furnished to the IRS.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

Subject to the discussion below on effectively connected income, distributions or other payments that are treated as dividends (see “—Tax Considerations Applicable to U.S. Holders—Distributions” and “—Conversion of Mandatory Convertible Preferred Stock into Common Stock” above), including deemed distributions described above under “—Tax Considerations Applicable to U.S. Holders—Adjustments to Conversion Rate,” generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence. A Non-U.S. Holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A

Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States, are generally exempt from the 30% withholding tax if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any effectively connected income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence on its effectively connected earnings and profits (with certain adjustments).

Because constructive distributions or distributions made in common stock to a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold such taxes from shares of common stock or current or subsequent payments of cash to such Non-U.S. Holder. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of Mandatory Convertible Preferred Stock or our common stock, and thereafter will be treated as capital gain. See “—Gain on Sale or Other Taxable Disposition” below.

Gain on Sale or Other Taxable Disposition

Subject to the discussions above under “—Distributions,” and below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our Mandatory Convertible Preferred Stock (other than conversion, which is discussed below under “—Tax Considerations Applicable to Non-U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock”) or our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on its effectively connected earnings and profits (with certain adjustments), may also apply;

•

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period, if shorter), a “United States real property holding corporation.” We believe that we are not currently, and we do not anticipate becoming, a “United States real property holding corporation.”

Conversion of Mandatory Convertible Preferred Stock into Common Stock

A Non-U.S. Holder generally will not recognize gain or loss upon the conversion of Mandatory Convertible Preferred Stock into our common stock, except that (1) cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock and will be subject to the treatment described above under “—Gain on Sale or Other Taxable Disposition,” (2) cash or common stock received in respect of accrued and unpaid dividends that have been declared should be treated in the manner described above under “—Tax Considerations Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and (3) cash or common stock received in respect of accrued and unpaid dividends that have not been declared or any Fundamental Change Dividend Make-whole Amount should be treated in the manner described above under “—Tax Considerations Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” In the case of payments described in (2), a Non-U.S. Holder should expect a withholding agent to withhold tax from such amounts, as described above under “—Distributions.” Because deliveries of common stock that are treated as dividends will not give rise to any cash, it is possible that any withholding tax on such a deemed distribution could be withheld from shares of common stock or current or subsequent payments to such Non-U.S. Holders. In the case of payments described in (3), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described under “—Distributions.” Non-U.S. Holders should consult their tax advisors to determine the specific tax consequences to them.

Adjustments to Conversion Rate

As described above under “—Tax Considerations Applicable to U.S. Holders—Adjustments to Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) of our Mandatory Convertible Preferred Stock that result in an increase in the proportionate interest of a Non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “—Distributions.” It is possible that any withholding tax on such a deemed distribution could be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to such Non-U.S. Holder.

Information Reporting and Backup Withholding

Generally, distributions in respect of the Mandatory Convertible Preferred Stock or common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax may apply to distributions in respect of the Mandatory Convertible Preferred Stock or common stock to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.

Payments of the proceeds of the sale or other disposition of Mandatory Convertible Preferred Stock or common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a United States person, and the broker has no actual knowledge or reason to know to the contrary or (ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of Mandatory Convertible Preferred Stock or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any) if such information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

FATCA

Holders should be aware that, under Sections 1471 through 1474 of the Code (“FATCA”), a 30% withholding tax will be imposed on certain payments (which could include distributions in respect of the Mandatory Convertible Preferred Stock or common stock) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity registers with the IRS and identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial United States owners of such entity. Foreign entities that hold Mandatory Convertible Preferred Stock or common stock generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.

Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules. Holders should consult their tax advisors regarding the potential application and impact of these requirements based on their particular circumstances. Particularly, Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Mandatory Convertible Preferred Stock or common stock and the entities through which they hold the Mandatory Convertible Preferred Stock or common stock.

The preceding discussion of material U.S. federal tax considerations is for prospective investors’ information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, converting, and disposing of the Mandatory Convertible Preferred Stock or common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We will enter into an underwriting agreement with BofA Securities, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters listed in the table below. Pursuant to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriters, and each underwriter will severally agree to purchase from us, at the public offering price less the applicable underwriting discounts set forth on the cover page of this prospectus supplement, the number of shares of Mandatory Convertible Preferred Stock set forth opposite that underwriter’s name.

Underwriter	Number of Shares
BofA Securities, Inc.
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.

Total

The underwriters are offering the shares of Mandatory Convertible Preferred Stock subject to their acceptance of the shares of Mandatory Convertible Preferred Stock from us and subject to prior sale. The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters will be obligated to take and pay for all of the shares offered by this prospectus supplement if any of the shares are taken. However, the underwriters will not be required to take or pay for the shares covered by the underwriter’s option described below. If an underwriter defaults, the underwriting agreement will provide that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

We will agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Option to Purchase Additional Shares

We will grant the underwriters an option to purchase, exercisable within a 30-day period from the date of this prospectus supplement, up to an additional 300,000 shares of Mandatory Convertible Preferred Stock from us at the public offering price, less the applicable underwriting discounts set forth on the cover page of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase the additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Discounts and Commissions

The representatives have advised us that the underwriters propose initially to offer the shares of Mandatory Convertible Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $                per share. After the initial offering of the shares, the public offering price, concession or any other term of the offering may be changed by the underwriters.

The following table shows the public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 300,000 shares of our Mandatory Convertible Preferred Stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us in this offering, exclusive of the underwriting discounts and commissions, will be approximately $                .

No Sales of Similar Securities

We will agree, and our executive officers and directors have agreed, not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 60 days after the date of this prospectus supplement, without first obtaining the written consent of the underwriters. Specifically, we will agree, and our executive officers and directors have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•

otherwise dispose of or transfer any common stock or any securities convertible into or exercisable or exchangeable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly the economic consequence of ownership of any shares of common stock, whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up provisions apply to common stock and to securities convertible into or exchangeable or exercisable for common stock. They also apply to common stock owned now or acquired later by the person executing the agreement or over which the person executing the agreement later acquires the power of disposition. These lock-up provisions do not prevent any person from establishing a trading plan that complies with Rule 10b5-1 under the Exchange Act or from amending such plan so long as there are no sales of common stock under any such trading plan during the lock-up period.

The restrictions described above do not apply to our executive officers with respect to transfers of shares of common stock:

•	pursuant to a 10b5-1 trading plan existing as of the date the party becomes subject to the lock-up restrictions;

•	as a bona fide gift or gifts;

•	to any trust for the direct or indirect benefit of the party subject to the lock-up restrictions or the immediate family of the party subject to the lock-up restrictions;

•	as a distribution or other transfer by a partnership to its partners or former partners;

•	to the affiliates of the party subject to the lock-up restrictions or to any investment fund or other entity controlled or managed by the party subject to the lock-up;

•	pursuant to a qualified domestic relations order or in connection with a divorce settlement;

•

to any beneficiary of the party subject to the lock-up restrictions pursuant to a will or other testamentary document or applicable laws of the decedent upon the death of the party subject to the lock-up restrictions;

•

to us as a surrender of equity incentive awards granted under any equity incentive plans outstanding on the date of this prospectus supplement, whether in satisfaction of any tax withholding obligation in connection with the vesting of such award, or where such surrender is otherwise required pursuant to the term of such award; or

•	upon the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors.

The restrictions described above will not apply to us with respect to:

•	the sale and issuance of shares of the Mandatory Convertible Preferred Stock in this offering, and the issuance of shares of common stock underlying such shares;

•	the sale and issuance of shares of our common stock in the Concurrent Common Stock Offering;

•	any shares of common stock issued by us upon the exercise of an option or warrant, or the conversion of a convertible security outstanding on the date of this prospectus supplement;

•

any shares of our common stock issued or options to purchase common stock, restricted stock awards or performance share awards granted pursuant to any existing employee benefit plans or non-employee director stock plans or dividend reinvestment plans; or

•	the filing by us of any registration statement on Form S-8 or a successor form thereto.

Nasdaq Global Select Market Listing

We intend to apply to list the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market under the symbol “IIVIP.” In addition, upon listing, we have agreed to use our commercially reasonable efforts to keep the Mandatory Convertible Preferred Stock listed on The Nasdaq Global Select Market. Listing the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their shares easily. Our common stock is listed on The Nasdaq Global Select Market under the symbol “IIVI.”

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Mandatory Convertible Preferred Stock or shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Mandatory Convertible Preferred Stock while this offering is in progress. These stabilizing transactions may include making short sales of the Mandatory Convertible Preferred Stock, which involves the sale by the underwriters of a greater number of shares of Mandatory Convertible Preferred Stock than they are required to purchase in this offering, and purchasing shares of Mandatory Convertible Preferred Stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Mandatory Convertible Preferred Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Mandatory Convertible Preferred Stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Mandatory Convertible Preferred Stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Mandatory Convertible Preferred Stock or preventing or retarding a decline in the market price of the Mandatory Convertible Preferred Stock, and, as a result, the price of the Mandatory Convertible Preferred Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Concurrent Common Stock Offering

Concurrently with this offering, we are offering                shares of our common stock (or                 shares if the underwriters of such offering exercise in full their option to purchase additional shares of common stock) in an underwritten offering pursuant to a separate prospectus supplement (the “Concurrent Common Stock Offering”). This offering and the Concurrent Common Stock Offering are not contingent upon one another. Certain of the underwriters in this offering are also the underwriters in the Concurrent Common Stock Offering.

Electronic Prospectus

A prospectus in electronic format may be made available on websites maintained by the underwriters, or other selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters on the same basis as other allocations.

Selling Restrictions

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of the shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require the issuer or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the representatives are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Each representative has acknowledged that neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Other Relationships

The underwriters and certain their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters are serving as underwriters in the Concurrent Common Stock Offering. The underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses. For example, affiliates of BofA Securities, Inc. and J.P. Morgan Securities LLC are lenders under our Credit Agreement and may receive net proceeds of this offering upon repayment of amounts outstanding under the Credit Agreement.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Mandatory Convertible Preferred Stock will be passed upon for us by K&L Gates LLP, Chicago, Illinois and Pittsburgh, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of II-VI Incorporated and Subsidiaries appearing in II-VI’s Current Report on Form 8-K dated June 29, 2020, and the effectiveness of II-VI Incorporated and Subsidiaries’ internal control over financial reporting as of June 30, 2019 (excluding the internal control over financial reporting of CoAdna Holdings, Inc. and Redstone Aerospace Corporation), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of II-VI’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of CoAdna Holdings, Inc. and Redstone Aerospace Corporation from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Finisar Corporation as of April 28, 2019 and April 29, 2018 and for each of the three years in the period ended April 28, 2019, incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the report of BDO USA, LLP, independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. Our web site is located at www.ii-vi.com. The information contained on or accessible through our web site is not part of this prospectus supplement.

We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus supplement is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct a request for copies to us at Attention: Secretary, 375 Saxonburg Boulevard, Saxonburg, PA 16056 or you may call us at (724) 352-4455.

INCORPORATION BY REFERENCE

This prospectus supplement “incorporates by reference” certain information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC on August 16, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the SEC on November 12, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 filed with the SEC on February 10, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended March 30, 2020 filed with the SEC on May 11, 2020;

•

Current Reports on Form 8-K filed with the SEC on July 3, 2019, July 9, 2019, July  25, 2019, August 1, 2019, August  13, 2019, August 15, 2019, August  16, 2019, August 22, 2019, August  28, 2019, September 18, 2019, September 20, 2019, September  24, 2019 (as amended by the Current Reports on Form 8-K/A filed with the SEC on September  27, 2019 and December  9, 2019), October 23, 2019, November  12, 2019, December  3, 2019, December  31, 2019, January  30, 2020, May  19, 2020, May  29, 2020, June 1, 2020 and June  30, 2020 (I, II and III);

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on October  3, 2019 that are specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2019;

•

Audited Consolidated Balance Sheets of Finisar as of April 28, 2019 and April 29, 2018 and the Audited Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders’ Equity and Cash Flows of Finisar for the three years ended April 28, 2019, April 29, 2018 and April 30, 2017, respectively, and related notes (included in Finisar’s Annual Report on Form 10-K for the year ended April 28, 2019 filed by Finisar with the SEC on June 14, 2019);

•

Unaudited Condensed Consolidated Financial Statements of Finisar as of July 28, 2019 (included in Finisar’s Quarterly Report on Form 10-Q for the quarter ended July 28, 2019 filed by Finisar with the SEC on September 4, 2019); and

•

The description of the Company’s Common Stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with the SEC on September 14, 1987, including any subsequent amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K or 8-K/A, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

We have authorized no one to provide you with information other than information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document. All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement or after the date of the registration statement of which this prospectus supplement and the accompanying prospectus forms a part and prior to the termination of the offering will be deemed to be incorporated in this prospectus supplement by reference and will be a part of this prospectus supplement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

Requests for such copies should be directed to our Investor Relations department, at the following address:

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455

Prospectus

Common Stock

Preferred Stock

We may, from time to time, offer to sell shares of common stock, no par value per share (“Common Stock”), or preferred stock, no par value per share (“Preferred Stock”), in one or more offerings. This prospectus describes some of the general terms that may apply to such offerings. Each time we offer and sell shares of Common Stock or Preferred Stock, we will provide the specific terms in a supplement to this prospectus that contains specific information about such offering and the amounts, prices and terms of the shares of Common Stock or Preferred Stock being offered in such offering. The supplement may also add, update or change information contained in this prospectus with respect to any such offering. You should read this prospectus and any applicable prospectus supplement carefully before you invest in any shares of our Common Stock or Preferred Stock.

We may offer and sell shares of Common Stock or Preferred Stock to or through one or more underwriters, dealers and agents or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of shares of Common Stock or Preferred Stock, an applicable prospectus supplement will set forth the applicable purchase price, fee, commissions or discounts between or among them. Our net proceeds from the sale of Common Stock or Preferred Stock will be the public offering price less the applicable discount, in the case of an offering made through an underwriter, or the purchase price less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of such shares of Common Stock or Preferred Stock. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No shares of Common Stock or Preferred Stock may be sold without delivery of this prospectus and an applicable prospectus supplement describing the method and terms of the offering of such shares of Common Stock or Preferred Stock.

We may amend or supplement information contained in this prospectus from time to time. You should carefully read this prospectus and any amendments or supplements before you invest in shares of our Common Stock or Preferred Stock.

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “IIVI.”

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS, AS WELL AS RISK FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, AS AMENDED, AND EACH SUBSEQUENT QUARTERLY REPORT ON FORM 10-Q (WHICH DOCUMENTS ARE INCORPORATED BY REFERENCE HEREIN), BEFORE YOU INVEST IN SHARES OF OUR COMMON STOCK OR PREFERRED STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell shares of Common Stock or Preferred Stock as described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the Common Stock and Preferred Stock we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. Such prospectus supplement may include a discussion of any risk factors or other special consideration that apply to our securities and the offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described above under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

When acquiring any securities in an offering pursuant to this prospectus, you should rely on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents. You should also carefully review the section entitled “Risk Factors”, which highlights certain risks associated with an investment in our securities, to determine whether an investment in our Common Stock or other securities is appropriate for you.

References in this prospectus to “II-VI”, the “Company”, “we”, “us” and “our” are to II-VI Incorporated and its subsidiaries.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms. All statements other than statements of historical facts included in this prospectus regarding our strategies, prospects, expectations, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, and anticipated benefits resulting from completed acquisitions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Important factors that could cause actual results, conditions and events to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

uncertainties associated with the coronavirus (COVID-19) pandemic, including its possible effects on our operations, liquidity, financial condition, supply chain and personnel, and the demand for our products and services;

•	investments in future markets of potential significant growth may not result in the expected return;

•

the possibility that the anticipated benefits from completed acquisitions, including, but not limited to, our combination with Finisar Corporation (“Finisar”), cannot be realized in full or at all or may take longer to realize than expected;

•	our ability to develop new products and processes;

•	global economic downturns, including any downturn related to COVID-19, which may adversely affect our business, operating results and financial condition;

•

some systems that use our products which are complex in design, and products of ours that may contain defects that are not detected until deployed, which could increase our costs, reduce our revenues, cause us to lose key customers and may expose us to litigation arising from derivative lawsuits related to consumer products;

•	foreign currency risk which may negatively affect our revenues, cost of sales and operating margins and could result in foreign exchange losses;

•	our ability to retain our competitive position, which may require significant investments;

•	our inability to successfully implement our acquisitions strategy or integrate acquired companies and personnel with existing operations;

•	our future success being dependent on continued international sales, and the fact that our global operations are complex and present multiple challenges to manage;

•	complex and rapidly changing governmental import and export regulations;

•

changes in U.S. trade policies, particularly with respect to China and to companies on the U.S. Entity List, such as Huawei, could impact our international operations and the cost of goods imported into the United States, which may narrow the size of our markets, materially impact our revenues or increase our operating costs and expose us to contract litigation;

•	our ability to settle conversions of our convertible senior notes in cash or to repurchase such notes in accordance with their terms;

•	our failure to accurately estimate the size and growth of our markets and our customers’ demands;

•	increased competition;

•	limitations on the protection of our intellectual property, and our involvement from time to time in costly intellectual property litigation or indemnification;

•	a significant portion of our business being dependent on cyclical industries;

•	our global operations being subject to complex legal and regulatory requirements;

•	changes in laws and regulations governing data privacy and data protection that could have a material adverse impact on our business;

•	data breach incidents and breakdown of information and communication technologies that could disrupt our operations and impact our financial results;

•	our entry into supply agreements which commit us to supply products on specified terms;

•	our dependence on highly complex manufacturing processes that require feeder materials, components and products from limited sources of supply;

•	increases in commodity prices that may adversely affect our results of operations and financial condition;

•	our use and generation of potentially hazardous substances that are subject to stringent environmental regulations;

•	unfavorable changes in tax rates, tax liabilities or tax accounting rules that could negatively affect future results;

•	natural disasters or other global or regional catastrophic events that could disrupt our operations, give rise to substantial environmental hazards and adversely affect our results;

•	our ability to attract, retain and develop key personnel and need for continued good relations with our employees;

•	our stock price, which has been volatile in the past and may be volatile in the future;

•

some anti-takeover provisions contained in our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”), as well as provisions of Pennsylvania law, which could impair a takeover attempt and also reduce the market price of our Common Stock or other securities;

•

because we do not currently intend to pay dividends, holders of our Common Stock will benefit from an investment in our Common Stock only if it appreciates in value, and by the intended anti-dilution actions of our share-buyback program;

•

our contracts with a number of large end-user service providers and product companies that have considerable bargaining power, which may require us to agree to terms and conditions that could have an adverse effect on our business or ability to recognize revenues;

•	climate change regulations;

•	our dependence on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by these customers which could harm our business;

•	the manufacturing of our products which may be adversely affected if we are unable to manufacture certain products in our manufacturing facilities;

•	our failure to accurately forecast our revenues which could result in additional charges for obsolete or excess inventories or non-cancelable purchase commitments;

•

our failure to maintain an effective system of disclosure controls and internal control over financial reporting, which could impair our ability to produce timely and accurate financial statements or comply with applicable regulations; and

•	those risks and uncertainties described in the documents incorporated by reference into this prospectus.

Therefore, you should not rely on any of these forward-looking statements. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

THE COMPANY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read the entire prospectus, any accompanying prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained herein and in any accompanying prospectus supplement and any related free writing prospectus, and under a similar heading in other documents that are incorporated by reference into this prospectus. You also should carefully read the information incorporated by reference into this prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, II-VI Incorporated is referred to herein, collectively with all of its subsidiaries, as the “Company”, “II-VI”, or “we”, “us”, or “our”.

Overview

II-VI Incorporated, a worldwide leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for industrial materials processing, communications, aerospace and defense, consumer electronics, semiconductor capital equipment, life sciences and automotive end markets. On September 24, 2019, we completed our acquisition of Finisar, a global technology leader for subsystems and components for fiber optic communications. We believe that our combination with Finisar will help make us a global leader in optical communications while continuing our leadership in other end markets.

We develop, manufacture, and market engineered materials, optoelectronic components, and devices for precision use in industrial materials processing, optical communications, aerospace and defense, consumer electronics, semiconductor capital equipment, life sciences, and automotive applications and markets. We use advanced engineered materials growth technologies coupled with proprietary high-precision fabrication, microassembly, optical thin-film coating, and electronic integration to manufacture complex optoelectronic devices and modules. Our products are deployed in a variety of applications, including (i) laser cutting, welding, and marking operations; (ii) 3D sensing consumer applications; (iii) optical, data, and wireless communications products; (iv) strategic aerospace and defense applications including intelligence, surveillance, and reconnaissance; (v) semiconductor processing and tooling; and (vi) thermoelectric cooling and power-generation solutions.

Through research, development and engineering (RD&E) and acquisitions, we have expanded our portfolio of materials. We believe that the materials we grow and fabricate are differentiated by one or a combination of unique optical, electrical, thermal, and mechanical properties. Our optics are shaped by precision surfacing techniques to meet the most stringent requirements for flat or curved geometries, functionalized with smooth or structured surfaces, or with patterned metallization. Proprietary processes developed at our global optical coating centers differentiate our products’ durability against high-energy lasers and extreme operating environments. Optical coatings also provide the desired spectral characteristics ranging from the ultraviolet to the far-infrared. We leverage these capabilities to deliver miniature- to large-scale precision optical assemblies, including those in combination with thermal management components, integrated electronics, and/or software.

We also offer a broad portfolio of compound semiconductor lasers that are used in a variety of applications in most of our end markets. These compound semiconductor lasers enable high-power lasers for materials processing; optical signal amplification in terrestrial and submarine communications networks; high-bit-rate server connectivity between and within datacenters; and fast and accurate measurements in biomedical instruments, consumer electronics, and optical communications network monitoring.

We generate revenues, earnings and cash flows from developing, manufacturing and marketing a broad portfolio of products for our end markets. We also generate revenue, earnings and cash flows from government-funded research and development contracts relating to the development and manufacture of new technologies, materials and products.

Our customer base includes original equipment manufacturers, laser end users, system integrators of high-power lasers, manufacturers of equipment and devices for industrial, optical communications, consumer electronics, security and monitoring applications, U.S. government prime contractors, and various U.S. government agencies.

We are headquartered in Saxonburg, Pennsylvania, with RD&E, manufacturing, and sales facilities worldwide. Our U.S. production and research and development operations are located in Pennsylvania, California, New Jersey, Texas, Mississippi, Massachusetts, Connecticut, Delaware, New York, Florida, Ohio, Arizona, Colorado, and Illinois, and our non-U.S. production operations are based in China, Singapore, Vietnam, the Philippines, Germany, Switzerland, and the United Kingdom. We also utilize contract manufacturers and strategic suppliers.

Company Information

We were incorporated in the Commonwealth of Pennsylvania on June 22, 1971. Our corporate headquarters are located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Our telephone number is (724) 352-4455. Our Internet website address is www.ii-vi.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus. Our name is pronounced “Two Six Incorporated,” which refers to Groups II and VI on the periodic table of elements from which we originally designed and produced infrared optics for high-power carbon dioxide lasers used in materials processing. You can obtain additional information regarding our business by reading our Annual

Report on Form 10-K for our most recent fiscal year ended June 30, 2019, our subsequently filed Quarterly Reports on Form 10-Q and the other reports we file with the SEC. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus and any accompanying prospectus supplement.

Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in any applicable prospectus supplement, together with all of the other information contained in any applicable prospectus supplement or appearing or incorporated by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities pursuant to this prospectus as set forth in any applicable prospectus supplement.

DIVIDEND POLICY

We have never paid cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the provisions of our Articles of Incorporation, our By-Laws and the applicable provisions of the Pennsylvania Business Corporation Law (the “BCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Articles of Incorporation, By-Laws and the BCL. For information on how to obtain copies of our Articles of Incorporation and By-Laws, see the discussion above under the heading “Where You Can Find More Information.” As of the date of this prospectus, our authorized capital stock consists of 300,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of March 31, 2020, 91,175,715 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding.

Common Stock

We may offer shares of Common Stock, including shares of Common Stock issuable upon the conversion of Preferred Stock.

Voting Rights

Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our Board of Directors may from time to time determine. Holders of our Common Stock have no preemptive or subscription rights to purchase any of our securities and no sinking fund provisions apply to our Common Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

We have never paid any cash dividends on our Common Stock.

Fully Paid and Non-Assessable

All outstanding shares of our Common Stock are fully paid and non-assessable.

Nasdaq Listing

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “IIVI.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company, LLC.

Preferred Stock

Pursuant to the Articles of Incorporation, our Board of Directors has the authority, without further action by our shareholders, to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series. Our Board of Directors may designate the rights, preferences, privileges, and restrictions of the Preferred Stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series.

The issuance of Preferred Stock could have the effect of restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock, or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of the Common Stock.

The particular terms of any series of Preferred Stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the Preferred Stock;

•	the number of shares of Preferred Stock offered;

•	the purchase price of the Preferred Stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the Preferred Stock;

•	any conversion provisions of the Preferred Stock;

•	the voting rights, if any, of the Preferred Stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the Preferred Stock.

If the terms of any series of Preferred Stock being offered differ from the terms set forth in this prospectus, the definitive terms will be disclosed in the applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Articles of Amendment to our Articles of Incorporation or Statement with Respect to Shares, as the case may be, establishing a particular series of Preferred Stock, in either case which will be filed with the Secretary of State of the Commonwealth of Pennsylvania and the SEC in connection with an offering of Preferred Stock.

The Preferred Stock will, when issued, be fully paid and nonassessable.

Dividend Rights

Except as indicated in the applicable prospectus supplement, the Preferred Stock will be preferred over our Common Stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in Common Stock) on our Common Stock will be declared and set apart for payment or paid, the holders of shares of each series of Preferred Stock will be entitled to receive dividends when, as and if declared by our Board of Directors. Subject to the limitations of Pennsylvania law, we will pay those dividends either in cash, shares of Common Stock or Preferred Stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of Preferred Stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights upon Liquidation

Except as indicated in the applicable prospectus supplement, the Preferred Stock will be preferred over our Common Stock as to assets so that the holders of any series of Preferred Stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of Common Stock, the amount set forth in the applicable prospectus supplement. In this case, however, the holders of Preferred Stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding Preferred Stock are entitled, our entire remaining net assets will be distributed among the holders of each series of Preferred Stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption

All shares of any series of Preferred Stock will be redeemable to the extent set forth in the prospectus supplement relating to the series and as allowed by Pennsylvania law. All shares of any series of Preferred Stock will be convertible into shares of our Common Stock or into shares of any other series of our Preferred Stock to the extent set forth in the applicable prospectus supplement.

Voting Rights

Except as indicated in the applicable prospectus supplement, the holders of Preferred Stock will not be entitled to vote with respect to shares of Preferred Stock held by then on matters properly presented to shareholders.

Additional Series of Preferred Stock

Our Board of Directors has the authority, without further action by our shareholders, to issue from time to time additional shares of Preferred Stock in one or more series and to designate the rights, preferences, privileges, and restrictions of such Preferred Stock. This authority may be limited by applicable law, our Articles of Incorporation, as it may amended or further restated from time to time, including pursuant to the terms of any existing series of Preferred Stock, and the applicable rules of the stock exchanges upon which the Common Stock is listed.

Anti-Takeover Law Provisions

Certain provisions of Pennsylvania law and our Articles of Incorporation and our By-Laws could make the acquisition of the Company by means of a tender offer, or the acquisition of control of the Company by means of a proxy contest or otherwise, more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of the Company to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Pennsylvania State Law Provisions

We are subject to various anti-takeover provisions of the BCL. Many of these provisions are triggered if any person or group acquires, or discloses intent to acquire, 20% or more of a Pennsylvania corporation’s voting power, subject to certain exceptions. These provisions:

•	provide the other shareholders of the corporation with certain rights against the acquiring group or person;

•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person;

•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person;

•	restrict the voting and other rights of the acquiring group or person; and

•	provide that certain profits realized by the acquiring group or person from the sale of a corporation’s equity securities belong to and are recoverable by the corporation.

Regardless of the amount of a person’s holdings, if a shareholder or shareholder group (including affiliated persons) would be a party to certain proposed transactions with the Company or would be treated differently from our other shareholders in certain proposed transactions, the BCL requires approval by a majority of votes entitled to be cast by all shareholders other than the interested shareholder or affiliate group, unless the transaction is approved by independent directors or other criteria are satisfied. Furthermore, under Pennsylvania law, a “short-form” merger of the Company cannot be implemented without the consent of our board of directors.

In addition, as permitted by Pennsylvania law, an amendment to our Articles of Incorporation or other corporate action that is approved by shareholders may provide mandatory special treatment for specified groups of non-consenting shareholders of the same class. For example, an amendment to our Articles of Incorporation or other corporate action may provide that shares of our Common Stock held by designated shareholders of record must be cashed out at a price determined by us, subject to applicable dissenters’ rights. In these cases, Pennsylvania law requires either a special class vote or dissenters’ rights for holders of the group designated for special treatment.

Furthermore, the BCL provides that directors may, in discharging their duties, consider, to the extent they deem appropriate, the effects of any action upon shareholders, employees, suppliers, customers and the communities in which its offices are located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests. The BCL expressly provides that the fiduciary duty of directors does not require the directors to redeem or modify any “poison pills” or take action under the anti-takeover provisions of the BCL in order to allow or facilitate a potential change of control. We do not currently have a “poison pill.”

Other Provisions in our Articles of Incorporation and our By-Laws

Our Articles of Incorporation and our By-Laws contain provisions that could make us a less attractive target for a hostile takeover and could make more difficult or discourage a merger proposal, a tender offer or a proxy contest.

Such provisions include:

•

a requirement that shareholder-nominated director nominees be nominated in advance of the meeting at which directors are elected and that specific information be provided in connection with such nomination;

•	the ability of our board of directors to issue additional shares of Common Stock or Preferred Stock without shareholder approval; and

•	certain provisions requiring supermajority approval (at least two-thirds of the votes cast by all shareholders entitled to vote thereon, voting together as a single class).

Indemnification Of Directors And Executive Officers And Limitation On Liability.

Pennsylvania Business Corporation Law

Sections 1741 and 1742 of the BCL provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

•	by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

•	if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the shareholders.

Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to in BCL Section 1741 or 1742, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by the indemnitee to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

BCL Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans. BCL Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter E of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

By-Laws

Article VI of our By-Laws provides that the directors and officers of the registrant shall be indemnified to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the registrant or otherwise) arising out of their service to the registrant or to another corporation, partnership, joint venture, trust or other enterprise at the request of the registrant, with certain limitations and exceptions. Article VI of our By-Laws also provides that our employees and agents who are not directors or officers may be indemnified with such scope and effect as determined by the registrant.

Article VI of our By-Laws also provides that we may purchase and maintain insurance to protect itself and any director, officer, agent or employee against any liability asserted against and incurred by him or her in respect of such service, whether or not the registrant would have the power to indemnify him or her against such liability by law or under the provisions of the By-Laws.

As permitted by BCL Section 1713, our By-Laws provide that directors shall not be personally liable to the registrant for monetary damages for any action taken, or any failure to take any action, unless, (A) the director has breached or failed to perform the duties of his/her office under certain provisions of the By-Laws relating to standard of care and justifiable reliance; and (B) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The BCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. BCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. BCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board of Directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

Director and Officer Liability Insurance

We maintain directors’ and officers’ liability insurance covering our directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act. Under the insurance, we are entitled to reimbursement for amounts as to which the directors and officers are indemnified under the indemnification provisions of our By-Laws. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to the indemnification provisions of our By-Laws.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriters, dealers or agents involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be specified in any applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our agents and underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in any applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in any applicable prospectus supplement.

We may enter into agreements with underwriters to sell our securities. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in any applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in any applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in any prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in any applicable prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our Common Stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in any applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of business.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our securities.

LEGAL MATTERS

The validity and legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by K&L Gates LLP, Chicago, Illinois and Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of II-VI Incorporated and Subsidiaries appearing in II-VI’s Current Report on Form 8-K dated June 29, 2020, and the effectiveness of II-VI Incorporated and Subsidiaries’ internal control over financial reporting as of June 30, 2019 (excluding the internal control over financial reporting of CoAdna Holdings, Inc. and Redstone Aerospace Corporation), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of II-VI’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of CoAdna Holdings, Inc. and Redstone Aerospace Corporation from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Finisar Corporation as of April 28, 2019 and April 29, 2018 and for each of the three years in the period ended April 28, 2019, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. Our web site is located at www.ii-vi.com. The information contained on or accessible through our web site is not part of this prospectus.

We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at Attention: Secretary, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or you may call us at (724) 352-4455.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” certain information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC on August 16, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the SEC on November 12, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 filed with the SEC on February 10, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended March 30, 2020 filed with the SEC on May 11, 2020;

•

Current Reports on Form 8-K filed with the SEC on July 3, 2019, July 9, 2019, July  25, 2019, August 1, 2019, August  13, 2019, August 15, 2019, August  16, 2019, August 22, 2019, August  28, 2019, September 18, 2019, September 20, 2019, September  24, 2019 (as amended by the Current Reports on Form 8-K/A filed with the SEC on September  27, 2019 and December  9, 2019), October 23, 2019, November  12, 2019, December  3, 2019, December  31, 2019, January  30, 2020, May  19, 2020, May  29, 2020, June  1, 2020, and June 30, 2020 (I, II and III);

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on October  3, 2019 that are specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2019;

•

Audited Consolidated Balance Sheets of Finisar as of April 28, 2019 and April 29, 2018 and the Audited Consolidated Statements of Operations, Comprehensive Income (Loss), Stockholders’ Equity and Cash Flows of Finisar for the three years ended April 28, 2019, April 29, 2018 and April 30, 2017, respectively, and related notes (included in Finisar’s Annual Report on Form 10-K for the year ended April 28, 2019 filed by Finisar with the SEC on June 14, 2019);

•

Unaudited Condensed Consolidated Financial Statements of Finisar as of July 28, 2019 (included in Finisar’s Quarterly Report on Form 10-Q for the quarter ended July 28, 2019 filed by Finisar with the SEC on September 4, 2019); and

•

The description of the Company’s Common Stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with the SEC on September 14, 1987, including any subsequent amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K or 8-K/A, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

We have authorized no one to provide you with information other than information incorporated by reference or provided in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus or after the date of the registration statement of which this prospectus forms a part and prior to the termination of the offering will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

Requests for such copies should be directed to our Investor Relations department, at the following address:

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455